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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 4, 1998

                           PLATINUM TECHNOLOGY, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

        DELAWARE                    0-19058                  36-3509662
     (STATE OR OTHER              (COMMISSION               (IRS EMPLOYER
      JURISDICTION               FILE NUMBER)            IDENTIFICATION NO.)
    OF INCORPORATION)

1815 S. MEYERS ROAD, OAKBROOK TERRACE, IL                 60181
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (630) 620-5000

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

ITEM 5. OTHER EVENTS.

  During the second quarter of 1998, PLATINUM technology, inc. (the "Company") consummated acquisitions (the "Acquisitions") of Mastering, Inc. ("Mastering"), Learmonth and Burchett Management Systems Plc ("LBMS") and Logic Works, Inc. ("Logic Works"), each of which has been accounted for as a pooling of interests. The Company believes that certain of the financial information previously reported by the Company pursuant to the requirements of the Securities Exchange Act of 1934, as amended, should be supplemented by information which reflects the Acquisitions. Accordingly, the Company is filing this Current Report on Form 8-K to include "Selected Supplemental Consolidated Financial Data" (pages 3-4), "Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations" (pages 5-17) and Supplemental Consolidated Financial Statements of the Company, and related notes and schedules thereto (pages F-1 through F-29 and S-1 through S-2) for the periods, and as of the dates, covered by the Company's Annual Report on Form 10-K for the year ended December 31, 1997. This supplemental financial information gives retroactive effect to the Acquisitions, as if the Company, Mastering, LBMS and Logic Works had been consolidated for all periods presented. The Supplemental Consolidated Financial Statements included herein will become the historical consolidated financial statements of the Company upon the filing of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, which will include financial statements covering the dates of consummation of the Acquisitions. The information contained herein does not include certain recent developments nor reflect the current financial condition of the Company and should be read in conjunction with the Company's other filings with the Securities and Exchange Commission.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) The following Supplemental Consolidated Financial Statements, and related notes thereto, and the independent auditors' report thereon, are included on pages F-1 through F-29 hereof:

    Supplemental Consolidated Balance Sheets as of December 31, 1997 and
    1996

    Supplemental Consolidated Statements of Operations for the Years Ended December 31, 1997, 1996 and 1995

    Supplemental Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1997, 1996 and 1995

    Supplemental Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995

    Notes to Supplemental Consolidated Financial Statements

    Independent Auditors' Report

  (b) The following supplemental consolidated financial statement schedule, and the independent auditors' report thereon, are included on pages S-1 and S-2 hereof:

    Report of Independent Auditors

    Supplemental Schedule II--Valuation and Qualifying Accounts

  (c) The following exhibits are filed herewith:

    23.1 Consent of KPMG Peat Marwick LLP with respect to the Company's financial statements.

    23.2 Consent of Arthur Andersen LLP with respect to Mastering's financial statements.

    23.3 Consent of Ernst & Young LLP with respect to Logic Works' financial statements.

    27   Financial Data Schedule.

    99.1 Report of Arthur Andersen LLP on Mastering's financial statements.

    99.2 Report of Ernst & Young LLP on Logic Works' financial statements.

SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

  The selected supplemental consolidated financial data set forth below has been derived from the Supplemental Consolidated Financial Statements of the Company. The selected supplemental consolidated financial data should be read in conjunction with "Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Supplemental Consolidated Financial Statements and related notes thereto contained elsewhere herein. The selected supplemental consolidated financial data give retroactive effect to the Company's acquisitions of Mastering as of April 21, 1998, LBMS as of May 12, 1998 and Logic Works as of May 28, 1998, each of which has been accounted for as a pooling of interests for financial reporting purposes. As a result, the financial position and results of operations are presented as if the combining companies had been consolidated for all periods presented.

                                    YEARS ENDED DECEMBER 31,
                         ---------------------------------------------------------------
                           1997          1996          1995          1994         1993
                         ---------     ---------     ---------     --------     --------
                            (IN THOUSANDS, EXCEPT PER SHARE DATA AND
                                             RATIOS)
Statement of Operations
 Data:
  Total revenues........ $ 738,880     $ 553,484     $ 408,425     $304,182     $235,393
  Operating income
   (loss)...............  (102,141)(1)  (101,609)(2)  (125,863)(3)   (2,975)(4)    2,073 (5)
  Net loss..............  (106,128)(1)   (87,194)(2)  (114,217)(3)  (10,084)(4)     (883)(5)
  Net loss per share.... $   (1.36)(1) $   (1.21)(2) $   (2.10)(3) $  (0.21)(4) $  (0.02)(5)
  Shares used in per
   share calculation....    78,072        71,919        54,349       48,832       46,835
Other Operating Data:
  Ratio of Earnings to
   Fixed Charges(6).....  --(1)(7)      --(2)(7)      --(3)(7)      0.94(4)      5.62(5)
                                       AS OF DECEMBER 31,
                         ---------------------------------------------------------------
                           1997          1996          1995          1994         1993
                         ---------     ---------     ---------     --------     --------
                                         (IN THOUSANDS)
Balance Sheet Data:
  Cash, cash equivalents
   and investments...... $ 358,204     $ 256,623     $ 180,138     $133,084     $ 73,883
  Working capital.......   352,663       282,549       171,443       95,375       49,461
  Total assets..........   972,907       736,668       529,615      301,892      198,122
  Long-term obligations
   and acquisition-
   related payables,
   less current portion.   285,559       119,700        13,418       12,277        3,884
  Total stockholders'
   equity............... $ 342,876     $ 375,744     $ 340,490     $163,574     $101,688

--------
(1) Reflects a pre-tax charge for acquired in-process technology of $67,904,000 relating to the Company's acquisitions of GEJAC, Inc. ("GEJAC") and ProMetrics Group Limited ("ProMetrics"), the purchase of certain product technologies and other intangible assets from Intel and the purchase of certain other product technologies. Also reflects a pre-tax charge for merger costs of $8,927,000 relating to the Company's acquisitions of Australian Technology Resources Pty Limited ("ATR"), I&S Informationstechnik and Services GmbH ("I&S") and Vayda Consulting, Inc. ("Vayda"); a pre-tax charge of $55,829,000 for restructuring costs; and a loss from discontinued operations of $1,025,000, net of taxes, relating to Mastering.
(2) Reflects a pre-tax charge for acquired in-process technology of $49,451,000 relating to the Company's acquisitions of Advanced Systems Technologies, Inc. ("AST"), Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data") and VREAM, Inc. ("VREAM"); substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"); and certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea Software Corporation ("Prodea"), Paradigm Systems Corporation ("Paradigm") and Axis Systems International, Inc. ("Axis"); a pre-tax charge of $16,312,000 relating to LBMS and Logic Works restructuring costs; and a loss from discontinued operations of $3,412,000, net of taxes, relating to Mastering.
(3) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating primarily to the Company's acquisitions of Advanced Software Concepts, Inc. ("ASC"), SQL Software Corporation ("SQL"), RELTECH Group, Inc. ("Reltech"), Protellicess Software, Inc. ("Protellicess"), AIB Software Corporation ("AIB") and BMS Computer, Inc. ("BMS") and the net assets of ViaTech Development, Inc. ("ViaTech"), BrownStone Solutions, Inc. ("BrownStone") and ProtoSoft, Inc. ("ProtoSoft") and to certain product acquisitions. Reflects a pre-tax charge for merger costs of $31,287,000 relating to the Company's acquisitions of Software Interfaces, Inc. ("SII"), Answer Systems, Inc. ("Answer"), Locus Computing Corporation ("Locus"), Altai, Inc. ("Altai"), Trinzic Corporation ("Trinzic") and Softool Corporation ("Softool"). Also reflects a loss from discontinued operations of $3,791,000, net of taxes, relating to Mastering.
(4) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating primarily to the Company's acquisitions of Dimeric Development, Inc. ("Dimeric") and the net assets of Aston Brooke Software, Inc. ("Aston Brooke") and AutoSystems Corporation ("AutoSystems"), and a pre-tax charge of $4,418,000 for restructuring costs relating to LBMS. Also reflects a loss from discontinued operations of $4,908,000, net of taxes, relating to LBMS.
(5) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating primarily to the Company's acquisition of Datura Corporation ("Datura") and a pre-tax charge of $4,659,000 relating to Trinzic and Locus restructuring costs.
(6) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of rental expense which represents interest).
(7) Earnings available for fixed charges of $(72,330,000), $(91,280,000) and $(119,638,000) were inadequate to cover fixed charges of $9,314,000, $2,254,000 and $1,602,000 for the years ended December 31, 1997, 1996 and
    1995, respectively.

 SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

  The discussion and analysis below contains certain forward-looking statements (as such term is defined in Section 21E of the Exchange Act) that are based on the beliefs of the management of the Company, as well as assumptions made by, and information currently available to, the Company's management. The Company's actual growth, results, performance and business prospects and opportunities in 1998 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements. See "-- Special Note Regarding Forward-Looking Statements" on page 17 for a discussion of risks, uncertainties and other factors that could cause or contribute to such material differences.

GENERAL

  The Company develops, markets and supports software products, and provides related professional services, that help organizations manage and improve their IT infrastructures, which consist of data, systems and applications. The Company's products and services help IT infrastructure departments, primarily in large and data-intensive organizations, minimize risk, improve service levels and leverage information to make better business decisions. As an integral part of the Company's growth strategy, it has consummated a number of significant business combinations, including acquisitions of SII, Answer, Locus, Altai, Trinzic, Softool, Prodea, Paradigm, Axis, ATR, I&S, Mastering, LBMS and Logic Works, each of which has been accounted for using the pooling-of-interests method. As a result, the Company's supplemental consolidated financial statements are presented as if the Company and such acquired companies had been consolidated for all periods presented. Information regarding the Company in this Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations gives retroactive effect to these acquisitions. In addition, the Company has consummated a number of acquisitions accounted for as purchases, in which cases the acquired businesses have been included in the Company's results of operations beginning with the effective dates of the acquisitions.

RESULTS OF OPERATIONS

  The table below sets forth for the periods indicated: (1) line items from the Company's supplemental consolidated statements of operations expressed as a percentage of revenues, and (2) the percentage changes in these line items from the prior period.

                                            PERCENTAGE OF          YEAR-TO-YEAR
                                            TOTAL REVENUES       PERCENTAGE CHANGE
                                            ------------------   -----------------
                                             YEARS ENDED
                                             DECEMBER 31,          1997     1996
                                            ------------------   COMPARED COMPARED
                                            1997   1996   1995   TO 1996  TO 1995
                                            ----   ----   ----   -------- --------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software products........................  56%    52%    51%      42%      38%
  Maintenance..............................  19     21     22       22       29
  Professional services....................  25     27     27       26       35
                                            ---    ---    ---
    Total revenues......................... 100    100    100       34       36
                                            ---    ---    ---
Costs and expenses:
  Professional services....................  23     26     27       17       30
  Product development and support..........  28     31     26       20       58
  Sales and marketing......................  36     39     37       21       43
  General and administrative...............   9      9     11       41       16
  Restructuring charges....................   8      3    --       242        *
  Merger costs.............................   1      1      8       54      (82)
  Acquired in-process technology...........   9      9     22       37      (44)
                                            ---    ---    ---
    Total costs and expenses............... 114    118    131       28       23
                                            ---    ---    ---
Operating loss............................. (14)   (18)   (31)      **      (19)
Other income, net..........................   3      1      1      154       75
                                            ---    ---    ---
Loss from continuing operations before
 income taxes.............................. (11)   (17)   (30)     (13)     (23)
Income taxes...............................   3     (2)    (3)       *      (10)
                                            ---    ---    ---
Net loss from continuing operations........ (14)   (15)   (27)      25      (24)
Loss from discontinued operations, net of
 taxes.....................................  **     (1)    (1)     (49)       5
Gain (loss) on disposal, net of taxes......  **     **     **      321        *
                                            ---    ---    ---
Net loss................................... (14)%  (16)%  (28)%     22%     (24)%
                                            ===    ===    ===

--------
*  Not meaningful.
  **Less than 1%.

 Revenues

  The Company's revenues are derived from three sources: (1) license and upgrade fees for licensing the Company's proprietary and other parties' software products and providing additional processing capacity on already-licensed products, (2) maintenance fees for maintaining, supporting and providing updates and enhancements to software products, and (3) revenues from the Company's professional services business. Total revenues for 1997 were $738,880,000, an increase of $185,396,000, or 34%, over 1996 total revenues of
$553,484,000. Total revenues in 1996 increased $145,059,000, or 36%, over 1995 revenues of $408,425,000.

  The Company has a diversified customer base, with no single customer representing greater than 10% of its total revenues generated in 1997, 1996 or 1995. The Company estimates that sales to repeat customers represented over 90% of its revenues generated in 1997.

  Revenues from domestic (U.S.) customers represented 74%, 72% and 69% of the Company's total revenues in 1997, 1996 and 1995, respectively. Domestic revenues are generated primarily by the Company's direct sales force (which visits customer sites to assist with trials, demonstrate product features and close sales transactions) and inside sales force (which predominantly supports the direct sales force by developing sales leads and arranging product evaluations), as well as a telemarketing organization. Since January 1, 1997, the Company has organized its domestic direct sales force by regions throughout the United States. The Company formerly combined the domestic and Canadian sales forces to represent the North American sales force. The Canadian sales team is now part of the Company's international sales force.

  Revenues from international customers, principally in Western Europe, represented 26%, 28% and 31% of the Company's total revenues in 1997, 1996 and 1995, respectively. The Company generates the majority of its international revenues through a network of wholly-owned subsidiaries, primarily utilizing a direct sales force. Over the past two years, the Company has invested significantly in the global marketplace, increasing its focus on international sales efforts and expanding its international operations.

  The table below sets forth, for the periods indicated, the Company's primary sources of revenues expressed as a percentage of total revenues.

                                             PERCENTAGE OF TOTAL REVENUES
                                             ---------------------------------
                                               YEARS ENDED DECEMBER 31,
                                             ---------------------------------
                                               1997        1996        1995
                                             ---------   ---------   ---------
      Revenues:
        Software products:
          Licenses..........................        42%         41%         49%
          Upgrades..........................        14          11           2
                                             ---------   ---------   ---------
            Total software products.........        56          52          51
                                             ---------   ---------   ---------
        Maintenance.........................        19          21          22
        Professional services...............        25          27          27
                                             ---------   ---------   ---------
            Total revenues..................       100%        100%        100%
                                             =========   =========   =========

  Software Products. Software products revenues represented 56%, 52% and 51% of total revenues in 1997, 1996 and 1995, respectively. In 1997, software products revenues increased 42% to $410,369,000 from $289,125,000 in 1996, as a result of increases of 56%, 51%, 13% and 45%, respectively, experienced by the Company's database management, systems management, application infrastructure management, and data warehousing and decision support business units. From 1995 to 1996, software product revenues increased 38% from $208,929,000. The Company believes the growth in software products revenues over the past three years has resulted from the continued marketplace acceptance of the Company's products across all business units and the Company's aggressive expansion of its sales and marketing efforts. The Company has continuously increased its product offerings over the past three years, in part through the acquisitions of businesses and technologies, which also contributed to the growth in software products revenues. The substantial majority of the increases in software products revenues in 1997 and 1996 resulted from increases in the volume of sales of existing products. A smaller, but still significant, portion of the increases related to sales of newly introduced products, while only a small percentage was attributable to price increases. During 1996 and 1997, the Company expanded its customer base, increased sales of product bundles and integrated product suites, and executed increasingly larger sales transactions. Additionally, TransCentury, the Company's Year 2000 product suite, which was first introduced in the third quarter of 1996, contributed significantly to the growth in revenues of the data warehousing and decision support business unit during 1997. The Company's database management (principally products relating to IBM's DB2 relational database management software), systems management, application infrastructure management and data warehousing and decision support business units represented 37%, 26%, 20% and 17%, respectively, of total software products revenues in 1997; 34%, 24%, 25% and 17%, respectively, of total software products revenues in 1996; and 29%, 22%, 32% and 17%, respectively, of total software products revenues in 1995.

  Maintenance. Maintenance revenues in 1997 increased 22% over 1996 to $139,912,000, and 1996 maintenance revenues of $114,579,000 represented an increase of 29% over 1995 maintenance revenues of $88,602,000. Maintenance revenues are derived from recurring fees charged to perpetual license customers and the implicit first-year maintenance fees bundled in certain software product sales. The Company provides maintenance customers with technical support and product enhancements. Maintenance revenues are deferred and recognized ratably over the term of the agreement. The increases during 1997 and 1996 were primarily attributable to the expansion of the Company's installed customer base, from which maintenance fees are derived. Because maintenance fees are implicit in certain new software product licenses, the increase in software licensing transactions also contributed to the increase in maintenance revenues. In 1997, the Company's database management, systems management, application infrastructure management, and data warehousing and decision support business units represented 41%, 20%, 22% and 17%, respectively, of total maintenance revenues.

  Professional Services. Professional services revenues are associated with the Company's consulting services business and educational programs. In 1997, professional services revenues increased 26% over 1996 to $188,599,000 from $149,780,000 in 1996. From 1995 to 1996, professional services revenues increased 35% from $110,894,000. The growth in professional services revenues during 1997 was primarily attributable to an increase in billable consultants, as well as a higher ratio of billable hours to total hours worked. To a much lesser extent, increases in rates charged per billable hour contributed to this growth. Additionally, the revenues generated by the Company's new specialty consulting services practices, established near the end of 1996, contributed to the increase in professional services revenues during 1997. The increase in professional services revenues during 1996 was primarily due to the addition of established consulting practices through various acquisitions, as well as the growth experienced within these acquired businesses.

 Costs and Expenses

  Total expenses for 1997 were $841,021,000, an increase of 28% over 1996 expenses of $655,093,000, which represented an increase of 23% over 1995 expenses of $534,288,000. Total expenses increased in 1997 due to greater variable expenses related to higher revenue results, as well as increased costs, including training and system-support expenses, associated with the integration of recently acquired companies. Additionally, a restructuring charge recorded in the second quarter of 1997 (as discussed below under "-- Restructuring Charges") contributed to the increase in total expenses. Excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges in 1997 discussed under "--General and Administrative" below, total expenses for 1997 were $694,848,000 an increase of $111,300,000, or 19%, compared to $583,548,000 for 1996. Total expenses, excluding merger costs and acquired in-process technology charges, increased 41% in 1996 as compared to $414,508,000 in 1995. Total expenses, excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges, represented 94%, 105% and 101% of total revenues for 1997, 1996 and 1995, respectively. As a percentage of total revenues, total expenses, excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges, decreased in 1997, as compared to 1996, primarily due to overall cost containment efforts and the savings realized from the restructuring plan.

  During 1996 and 1995, the Company incurred significant costs in supporting its development laboratories and in building the infrastructure to support the significantly larger combined company that resulted from the Company's acquisitions in those years. These costs were primarily associated with the expansion of the inside and outside sales forces, hiring of product developers and support technicians plus key management personnel, training all personnel in IT infrastructure systems issues and new products, providing additional financial and technical support to the international subsidiaries established in those years, translating product materials into numerous foreign languages, and augmenting internal support systems. Greater commission and bonus expenses associated with the increase in revenues during 1996, as compared to 1995, also contributed to the increase in total expenses in 1996.

  Professional Services. Costs of professional services increased to $170,851,000 in 1997, from $145,445,000 in 1996 and $111,658,000 in 1995. The increases in these expenses during 1997 and 1996 were related to salaries and other direct employment expenses resulting from the Company's continued hiring to support this business, as well as the costs incurred to integrate the numerous consulting practices acquired over the past three years. Greater commission and bonus expenses associated with higher professional services revenues in each year also contributed to the increases. Costs of professional services represented 91%, 97% and 101% of professional services revenues in 1997, 1996 and 1995, respectively. During 1997, as part of the Company's overall restructuring plan, the Company realigned its professional services business through the consolidation of redundant functions. The savings realized from the restructuring plan, as well as the increased productivity of the consulting staff, contributed to the decrease in professional services expenses as a percentage of professional services revenues in 1997.

  Product Development and Support. Product development and support expenses increased to $203,499,000 in 1997, from $170,153,000 in 1996 and $107,739,000 in 1995. The increases in these expenses in 1997 and 1996 were primarily attributable to an increase in the number of product development and support personnel (excluding acquisitions executed in 1998), from approximately 1,215 at December 31, 1995 to approximately 1,400 at December 31, 1996 and approximately 1,625 at December 31, 1997, and to other higher employee-related expenses associated with expanded product offerings in each year, as well as continued product integration and internationalization efforts in 1997 and, to a lesser extent, 1996; increased allocated charges for office space and overhead; an increase in information technology costs to support the expanded development efforts and product offerings; higher bonuses and royalty expenses related to greater revenues; and higher travel expenses in 1997 and 1996 associated with the Company's product integration efforts and expanded product offerings. Product development and support expenses represented 28%, 31% and 26%, of total revenues in 1997, 1996 and 1995, respectively. During 1997, the Company began consolidating certain product development and support efforts to coincide with its product integration focus. As a result of these consolidation efforts, the Company reduced product development and support expenses as a percentage of total revenues during 1997.

  In 1997, 1996 and 1995, the Company capitalized $41,143,000, $27,246,000 and
$13,591,000, respectively, of internal software development costs, net of related amortization expense, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Product development and support expenses plus capitalized internal software development costs, net of related amortization expense, were $244,642,000 in 1997, $197,399,000 in 1996 and $121,330,000 in 1995, which amounted to 44%, 49% and 41%, respectively, of software product and maintenance revenues for these years.

  Sales and Marketing. Sales and marketing expenses increased to $263,989,000 in 1997, from $218,435,000 in 1996 and $152,384,000 in 1995. The increase in sales and marketing expenses during 1997 was primarily attributable to the significant expansion of the domestic and international outside sales force and higher commission expenses relating to the increase in software products revenues. During 1996, as compared to 1995, the Company incurred higher commission expenses associated with the increase in software products revenues and greater marketing costs associated with the Company's expanded product line. Sales and marketing expenses represented 36%, 39% and 37% of total revenues in 1997, 1996 and 1995, respectively. During the second quarter of 1997, the Company realigned its inside sales force to be more compatible with its strategy of providing complete IT infrastructure solutions and to correspond with the restructuring plan. This realignment resulted in a significant reduction in the inside sales force. The Company also consolidated certain remote sales facilities. Consequently, sales and marketing expenses as a percentage of total revenues decreased during 1997. The increase in sales and marketing expenses as a percentage of total revenues in 1996, as compared to 1995, was primarily attributable to costs associated with the significant expansion of the domestic and international outside and inside sales forces and the telemarketing organization.

  General and Administrative. General and administrative expenses increased to $70,022,000 in 1997, from $49,515,000 in 1996 and $42,727,000 in 1995. General and administrative expenses represented 9%, 9% and

11% of total revenues in 1997, 1996 and 1995, respectively. The increase in general and administrative expenses during 1997 was primarily due to total charges of $13,513,000 recorded during the second quarter of 1997 for write-offs of certain assets, as well as severance and other employee-related expenses, related to the integration procedures discussed below. In conjunction with the restructuring plan executed during the second quarter of 1997, the Company performed additional integration procedures related to past acquisition activity. The Company evaluated the fair value of assets recorded through prior acquisitions and identified certain trade receivables, prepaid expenses and intangible assets that had no future value. The respective balances of these assets were written-off during the second quarter of 1997. Additionally, the Company expensed severance and other employee benefits, including guaranteed bonuses, for certain employees of acquired companies who were terminated as a result of the integration efforts, but not specifically as part of the restructuring plan. The increase in general and administrative expenses in 1997 was also attributable to the costs associated with integrating recently acquired businesses and maintaining the infrastructure to support the restructured company, including administrative system upgrade expenses and associated consulting fees, as well as the amortization of intangible assets relating to the Company's convertible debt offerings (see "--Liquidity and Capital Resources"). Total general and administrative expenses in 1997, excluding the charges related to the integration efforts, were $56,509,000, representing 8% of total revenues. The Company believes the decrease in general and administrative expenses as a percentage of total revenues, excluding the integration charges, was the result of the Company's overall cost containment efforts, as well as the savings realized by the restructuring plan.

  The increase in general and administrative expenses in 1996 was primarily related to salaries and other direct employment expenses attributable to an expanded administrative staff both in the U.S. and in international subsidiaries, amortization of excess of cost over net assets acquired related to the Company's acquisitions accounted for as purchases, and increased professional fees. During 1996, a concerted effort to consolidate redundant administrative functions at the Company's various domestic locations resulted in a reduction in these expenses as a percentage of total revenues.

  Restructuring Charges. In August 1996, the Company's wholly-owned subsidiary, LBMS (acquired as of May 12, 1998), executed a plan to restructure its operations. During the second half of 1996, LBMS recorded a restructuring charge of $14,109,000, net of $3,512,000 in sublease rentals and recoveries from the sale of a product line. The restructuring charge consisted primarily of abandoned lease costs, severance and other personnel costs and write-offs of excess equipment and other assets. During 1997, LBMS recorded a restructuring benefit of $1,490,000 related to sublease rental activity. This benefit was offset against the Company's restructuring charge recorded in 1997, as discussed below. As of December 31, 1997, LBMS had $6,764,000 of accrued restructuring costs recorded.

  In the fourth quarter of 1996, the Company's wholly-owned subsidiary, Logic Works (acquired as of May 28, 1998), implemented a restructuring plan to streamline its operations by reducing its workforce, consolidating and reorganizing certain operations and writing off certain fixed assets and other impaired assets. The plan included the closing and moving of several offices and the termination of approximately 25 employees across all departments. Logic Works recorded a charge of $2,203,000 relating to this restructuring. As of December 31, 1997, Logic Works had $247,000 of accrued restructuring costs recorded.

  During the second quarter of 1997, the Company executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from businesses acquired over the previous three years. The Company also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, the Company reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions, primarily in the areas of product development and support, marketing and inside sales and, to a lesser extent, professional services and administration.

  The Company recorded a one-time charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following expenses: $24,032,000 for facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; $3,510,000 for write-offs of excess equipment, furniture and fixtures; $19,413,000 for write-offs of capitalized software costs and other intangible assets related to the termination of development efforts for certain discontinued products, as well as penalties for the cancellation of distributorship agreements for such products; and $10,364,000 for severance and other employee-related costs of the terminated staff. Of the $57,319,000 restructuring charge, the Company paid out approximately $15,322,000 and wrote off $19,687,000 of non-cash charges during 1997. Consequently, including the LBMS and Logic Works restructuring costs described above, the Company had $29,321,000 of accrued restructuring costs recorded as of December 31, 1997. The Company anticipates that approximately $7,000,000 of these costs will be paid out during 1998. The Company estimates that annual restructuring payments will be approximately $4,000,000 to $4,500,000 for the years 1999 through 2002 and approximately $2,000,000 for the year 2003. The Company expects to pay out approximately $300,000 annually in the years 2004 through 2014 related to the LBMS restructuring plan.

  The Company currently expects to realize a reduction in annual operating expenses of approximately $40,000,000 in 1998 and subsequent years as a result of the restructuring, without an adverse impact on revenues. However, there can be no assurance as to the ultimate effects of the restructuring on the Company's operating results.

  Merger Costs. Merger costs were $8,927,000, $5,782,000 and $31,287,000 in
1997, 1996 and 1995, respectively. Merger costs relate to acquisitions accounted for as poolings of interests and include investment banking and other professional fees, employee severance payments, costs of closing excess office facilities and various other expenses. The Company from time to time engages in, and is currently engaged in, discussions relating to acquisitions that may be material in size and/or scope and may involve issuances by the Company of a significant number of shares of Common Stock. The Company continues to pursue merger and acquisition opportunities, because it believes that acquisitions are an essential part of the Company's strategy to compete effectively in its rapidly evolving marketplace. The Company expects to incur merger costs in connection with future acquisitions accounted for as poolings of interests. These costs will be expensed in the periods in which the transactions are consummated.

  Acquired In-Process Technology. Acquired in-process technology charges were $67,904,000, $49,451,000 and $89,493,000 in 1997, 1996 and 1995, respectively.
Acquired in-process technology charges relate to acquisitions of software companies and product technologies accounted for under the purchase method. In these cases, portions of the purchase prices were allocated to acquired in-process technology.

  Prior to completing these acquisitions, the Company conducted reviews in order to determine the fair market value of the organizations and technologies to be acquired. These reviews consisted of an evaluation of existing products, research and development in process (projects that had not reached technological feasibility and had no alternative future use), customers, financial position and other matters. The acquired in-process research and development represents unique and emerging technologies, the application of which is limited to the Company's IT infrastructure strategy. Accordingly, these acquired technologies have no alternative future use. The Company believes it has budgeted adequate research and development resources to complete the contemplated projects over time periods generally ranging from six to 18 months from the dates of acquisition.

  The Company has already devoted substantial resources to the development of products from research and development purchased in 1997. The Company estimates that up to an additional 12 months and approximately $9,000,000 in cash expenditures will be required to develop commercially viable products from this acquired research and development. With respect to research and development acquired prior to 1997, the Company has either completed the development of commercially viable products or discontinued the product development efforts.

  The Company expects to continue to incur charges for acquired in-process technology in connection with future acquisitions, which will reduce operating and net income for the periods in which the acquisitions are consummated.

 Operating Loss

  For the reasons discussed above, the Company incurred an operating loss of $102,141,000 in 1997, as compared to an operating loss of $101,609,000 in 1996 and an operating loss of $125,863,000 in 1995. The Company had operating margins of (14)%, (18)% and (31)% in 1997, 1996 and 1995, respectively. The significant restructuring charges, merger costs, acquired in-process technology charges and integration-related charges incurred in these years contributed significantly to the operating losses and negative operating margins experienced by the Company. Excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges in 1997 discussed under "--General and Administrative" above, the Company would have reported operating income of $44,032,000 in 1997, an operating loss of $30,064,000 in 1996 and an operating loss of $6,083,000 in 1995. Excluding such charges, the Company would have reported operating margins of 6%, (5)% and (1)% in 1997, 1996 and 1995, respectively. During 1997, the Company improved its operating margin, excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges, through cost containment efforts and the savings realized from the restructuring plan. The Company's operating margin, excluding merger costs and acquired in-process technology charges, decreased in 1996, as compared to 1995, due primarily to the significant costs incurred to integrate the numerous acquisitions consummated during 1996 and 1995. Because acquisitions remain an important part of the Company's growth strategy, the Company expects to continue to incur acquisition-related charges, as well as expenses related to the integration of acquired businesses, which could materially adversely affect operating results in the periods in which such acquisitions are consummated and in subsequent periods.

 Other Income

  Other income was $20,497,000 in 1997 as compared to $8,075,000 in 1996 and $4,623,000 in 1995. The increase in other income in 1997, as compared to 1996, was primarily attributable to unrealized holding gains that resulted from the reclassification of certain available-for-sale securities into the trading classification; unrealized holding gains on trading securities, the market values of which increased during 1997; and realized gains on the sales of investment securities. The increase in other income during 1996, as compared to 1995, was primarily attributable to greater interest income related to higher cash and investment balances during 1996, realized gains on the sales of investment securities and unrealized holding gains on trading securities. Because unrealized holding gains and losses for trading securities are reflected in pre-tax earnings, fluctuations in the market value of these securities are continuously recorded as additions to, or deductions from, other income until the securities are sold. The increase in other income during 1997, as compared to 1996, was partially offset by interest expense on the Company's convertible subordinated notes issued in November 1996 and December 1997. To a lesser extent, the interest expense on the convertible subordinated notes issued in November 1996 reduced the increase in other income in 1996, as compared to 1995. See "--Liquidity and Capital Resources."

 Income Taxes

  The Company recognized income tax expense of $23,459,000 in 1997, and income tax benefits of $9,752,000 in 1996 and $10,814,000 in 1995. The income tax expense recorded in 1997 included an amount of $18,389,000 based on the Company's 28% effective tax rate, plus an additional $5,070,000 recorded in the second quarter of 1997 to reduce the Company's deferred tax asset balance. The Company reduced its deferred tax asset balance so that it would reflect an asset amount that will, more likely than not, be realized in future periods.

  The Company has available approximately $308,900,000 of net operating loss carryforwards and $14,600,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any, through the year 2012. Some of the Company's tax carryforwards are subject to limitations as to the amounts that may be used in any particular future year.

 Net Loss

  For the reasons discussed above, the Company incurred a net loss of $106,128,000 in 1997, as compared to $87,194,000 in 1996 and $114,217,000 in
1995. The significant restructuring charges, merger costs and acquired in-process technology charges incurred in these years contributed significantly to the net losses experienced by the Company. See "--Operating Loss" above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's cash, cash equivalents and investments were $358,204,000 and $256,623,000 as of December 31, 1997 and 1996, respectively. For the year ended December 31, 1997, cash and cash equivalents increased $54,363,000, from $178,661,000 at the beginning of the year to $233,024,000 at the end of the year. This increase was attributable primarily to net proceeds of $144,967,000 from the sale of $150,000,000 principal amount of 6.25% convertible subordinated notes due 2002 (the "1997 Notes") and net cash provided by operating activities of $49,242,000. The positive cash flow from operating activities was reduced by an increase in trade and installment receivables, net of proceeds from the sale of installment receivables. Previously, the Company reported trade and installment receivables on a gross basis and the sale of installment receivables as a financing activity. Of the $211,729,000 of cash provided by financing and operating activities, $156,292,000 was used in investing activities. The principal components of investing activities were purchases of marketable securities and the investment of resources in purchased and developed software. For 1996, cash and cash equivalents increased from $148,992,000 at the beginning of the year to $178,661,000 at the end of the year, with the primary sources of cash being sales of installment receivables and the net proceeds from the sale of $115,000,000 principal amount of 6.75% convertible subordinated notes due 2001 (the "1996 Notes"). For 1995, cash and cash equivalents increased from $86,979,000 at the beginning of the year to $148,992,000 at the end of the year, with the principal source of cash being the net proceeds from a public offering of Common Stock.

  In recent years, the Company's sources of liquidity have primarily been funds from capital markets and sales of installment receivables. The Company believes the funding available to it from these sources, as well as cash flows from operations, will be sufficient to satisfy its working capital and debt service requirements for the foreseeable future. The Company's capital requirements are primarily dependent on management's business plans regarding the levels and timing of investments in existing and newly acquired businesses and technologies. These plans and the related capital requirements may change based upon various factors, such as the Company's strategic opportunities, developments in the Company's markets, the timing of closing and integrating acquisitions and the conditions of financial markets.

  The Company had trade and installment accounts receivable, net of allowances, of $279,919,000 and $216,069,000 as of December 31, 1997 and 1996,
respectively. The Company sells software products and services to customers in diversified industries and geographic regions and, therefore, has no significant concentration of credit risk. Historically, a substantial amount of the Company's revenues have been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of the third month. This trend results in a high balance of accounts receivable relative to reported revenues at the end of any quarterly reporting period.

  The Company sells a significant portion of its installment receivables to third parties. Installment receivables represent amounts collectible on long-term financing arrangements and include fees for product licenses, upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three to five years, with interest payable on the license and upgrade portions only. Over the past two years, the Company executed an increasingly greater number and higher dollar value of sales transactions having long-term financing arrangements, primarily attributable to sales of product bundles and integrated product suites. Consequently, the Company's volume of installment receivable sales increased significantly over the past two years.

  The Company receives proceeds equal to the entire installment receivable balance sold to a third party finance company, net of an amount representing the interest to be earned by the finance company. The finance company collects customer remittances over the term of the agreement. Proceeds from the sale of receivables were $206,916,000, $129,328,000 and $2,903,000 for the years ended
December 31, 1997, 1996 and 1995, respectively. Accounts receivable sold with recourse were $19,373,000 for the year ended December 31, 1996. There were no accounts receivable sold with recourse for the year ended December 31, 1997, and as of December 31, 1997, there were no remaining potential recourse obligations for accounts receivable sold with recourse. The Company has an agreement with a third party that provides for potential recourse obligations in the form of a loss pool based on the performance of the related accounts receivable portfolio. Under the terms of that agreement, potential recourse obligations at December 31, 1997 were $14,632,000. Based on the credit ratings of the underlying obligors to the accounts receivable and the performance history of the accounts receivable portfolio, the Company has assessed the exposure related to these recourse obligations and determined the potential liability to be minimal.

  The Company's installment receivables are recorded net of unamortized discounts and deferred maintenance fees. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance, which was previously reflected as a reduction of the related installment receivable balance, to an obligation. The deferred maintenance is recognized into income ratably over the term of the maintenance agreement.

  The Company had long-term acquisition-related payables of $18,320,000 and $2,502,000 and other long-term obligations of $267,239,000 and $117,198,000 as of December 31, 1997 and 1996, respectively. The significant increase in long-term obligations from December 31, 1996 to December 31, 1997 was attributable to the 1997 Notes issued by the Company in December 1997. The 1997 Notes bear interest at 6.25% annually and mature on December 15, 2002. The holders of the 1997 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $36.05 per share. The Company received proceeds, net of issuance costs, of $144,967,000 from the offering of the 1997 Notes. The Company completed an offering of convertible subordinated notes due November 15, 2001 in November 1996 (the "1996 Notes"). The 1996 Notes bear interest at 6.75% annually and the holders of the 1996 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The Company received proceeds, net of issuance costs, of $110,783,000 from the offering of the 1996 Notes. The Company currently has total debt service obligations of approximately $35,000,000 for 1998, consisting primarily of obligations to pay interest on the 1996 Notes and the 1997 Notes, as well as acquisition-related payables. Based on current outstanding indebtedness, the Company estimates its debt service requirements to be approximately $36,000,000, $18,000,000, $132,000,000 and $160,000,000 for 1999, 2000, 2001 and 2002, respectively, which amounts include the outstanding principal balance of the 1996 Notes in 2001 and the outstanding principal balance of the 1997 Notes in 2002.

  The Company currently has unsecured bank lines of credit for an aggregate of $57,500,000, under which borrowings bear interest at rates ranging from approximately LIBOR plus 1% to the bank's prime rate plus 0.75%. As of June 30, 1998, the Company had no outstanding borrowings under these lines of credit, but had aggregate letters of credit outstanding for approximately $3,766,000, with expiration dates ranging from December 1998 to September 1999. These letters of credit reduce the balance available under its lines of credit. Under the credit agreement, the Company has agreed: (i) to maintain a ratio of current assets to current liabilities of at least 1.0 to 1.0; (ii) to maintain a tangible net worth of not less than $100,000,000; and (iii) to maintain a ratio of total liabilities to tangible net worth of not more than
1.0 to 1.0.

FOREIGN CURRENCY EXCHANGE RATES

  To date, fluctuations in foreign currency exchange rates have not had a material effect on the Company's results of operations or liquidity. However, the Company closely monitors its foreign operations and net asset position to ascertain the need for hedging foreign currency exchange risk. Since 1997, the only exposure related to foreign currency exchange for which the Company has considered hedging appropriate has been related to short-term intercompany balances. These non-functional currency balances are hedged by purchases and sales of forward exchange contracts to reduce this exchange rate exposure. At December 31, 1997, the Company held an aggregate of approximately $26,800,000 in notional amount of forward exchange contracts. As the Company's operations expand in international regions outside Western Europe, where the Company's international operations are currently concentrated, the Company may increasingly hedge foreign currency exchange risk.

YEAR 2000 CONSIDERATIONS

  During 1997, the Company substantially completed the implementation of an enterprise-wide financial accounting system which is Year 2000 compliant. Further, the Company has evaluated its internal software and computer systems and believes its costs associated with addressing, and risk of operational disruption from internal software or systems failures relating to, the Year 2000 problem will be minimal.

  The Company believes that some of its customers may allocate a substantial portion of their 1998 and 1999 IT budgets to products and services addressing the Year 2000 problem. The Company is unable to determine whether this trend will negatively impact sales of its traditional product offerings, but believes that it may lead to increased sales of its Year 2000 products and services.

  All of the software products which the Company currently sells or maintains are Year 2000 compliant. However, certain of the Company's customers who have discontinued maintenance may be running old product versions that are not Year 2000 compliant. Because the Company's products are typically used in high volume information systems that are critical to customers' operations, business interruptions, loss or corruption of data or other major problems resulting from a failure of a product to process Year 2000 data correctly could have significant adverse consequences to customers. Although the Company believes that its software license agreements provide it with substantial protection against liability, the Company cannot currently predict whether or to what extent any legal claims will be brought against the Company, or whether the Company will otherwise be adversely affected, as a result of any such adverse consequences to its customers.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The Company is required to adopt SFAS No. 130 for periods beginning after December 15, 1997. This statement establishes standards for reporting comprehensive income and its components in a full set of general-purpose financial statements. The standard requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The standard does not have a material impact on the Company's current presentation of income.

  In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the disclosures of SFAS No. 131 beginning with its December 31, 1998 annual financial statements. This statement establishes standards for the way companies are to report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is currently evaluating the impact of this standard on its financial statements.

  In November 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition." The Company is required to adopt SOP 97-2 on January 1, 1998. SOP 97-2 is intended to reduce diversity in current revenue recognition practices within the software industry. The statement does not have a material effect on the Company's operations.

QUARTERLY COMPARISONS

  The following tables set forth an unaudited summary of supplemental quarterly financial data. This supplemental quarterly information has been prepared on the same basis as the supplemental annual consolidated financial statements and, in management's opinion, reflects all adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

  The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income in a given year. For example, 33% and 32% of the Company's total revenues in 1997 and 1996, respectively, were generated in the fourth quarter. Further, revenues for the fourth quarter of 1996 were higher than revenues for the first quarter of 1997. The Company believes the seasonality of its revenue results primarily from the budgeting cycles of its software product customers and the structure of the Company's sales commission and bonus programs. In addition, the Company's software products revenues may vary significantly from quarter to quarter depending upon other factors, such as the timing of new product announcements and releases by the Company and its competitors. The Company operates with relatively little backlog, and substantially all of its software products revenues in each quarter result from sales made in that quarter.

                                             1997
                          -------------------------------------------------------
                            FIRST          SECOND         THIRD          FOURTH
                           QUARTER        QUARTER        QUARTER        QUARTER
                          ----------     ----------     ----------     ----------
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                          (UNAUDITED)
Total revenues, as
 previously reported(1).  $  115,623     $  136,438     $  160,201     $  211,241
Adjustments(2)..........      25,567         27,744         30,609         31,457
  Total revenues........     141,190        164,182        190,810        242,698
Operating income (loss),
 as previously
 reported(1)............     (33,086)       (77,336)        10,553        (15,923)
Adjustments(2)..........       1,874          3,512          3,973          4,292
  Operating income
   (loss)...............     (31,212)(3)    (73,824)(4)     14,526        (11,631)(5)
Net income (loss), as
 previously reported(1).     (25,269)       (78,933)        10,160        (23,742)
Adjustments(2)..........       2,225          2,113          3,858          3,460
  Net income (loss).....     (23,044)(3)    (76,820)(4)     14,018        (20,282)(5)
Net income (loss) per
 share, as previously
 reported(1)............     $ (0.41)       $ (1.28)    $     0.16        $ (0.37)
  Net income (loss) per
   share................       (0.30)(3)      (0.99)(4)       0.17          (0.25)(5)
Shares used in computing
 net income (loss) per
 share, as previously
 reported(1)............      60,947         61,477         65,328         63,615
  Shares used in
   computing net income
   (loss) per share.....      76,673         77,404         82,437         79,932
                                             1996
                          -------------------------------------------------------
                            FIRST          SECOND         THIRD          FOURTH
                           QUARTER        QUARTER        QUARTER        QUARTER
                          ----------     ----------     ----------     ----------
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                          (UNAUDITED)
Total revenues, as
 previously reported(1).  $   89,059     $  107,197     $  120,314     $  151,495
Adjustments(2)..........      17,449         20,353         21,823         25,794
  Total revenues........     106,508        127,550        142,137        177,289
Operating loss, as
 previously reported(1).     (32,081)        (9,801)       (10,427)       (27,095)
Adjustments(2)..........      (4,325)       (17,025)         1,396         (2,251)
  Operating loss........     (36,406)(6)    (26,826)(7)     (9,031)(8)    (29,346)(9)
Net loss, as previously
 reported(1)............     (24,221)        (5,556)        (7,485)       (27,660)
Adjustments(2)..........      (4,085)       (17,180)           190         (1,197)
  Net loss..............     (28,306)(6)    (22,736)(7)     (7,295)(8)    (28,857)(9)
Net loss per share, as
 previously reported(1).     $ (0.43)       $ (0.10)       $ (0.13)       $ (0.48)
  Net loss per share....       (0.41)(6)      (0.32)(7)      (0.10)(8)      (0.39)(9)
Shares used in computing
 net loss per share, as
 previously reported(1).      56,341         56,625         57,070         57,823
  Shares used in
   computing net loss
   per share............      69,768         71,950         72,480         73,391

--------
(1) As reported under "Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Comparisons" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.
(2) Adjustments reflect the effect of acquisitions accounted for as poolings of interests on the amounts previously reported in the Company's Annual Report on Form 10-K. See Note 2 of the notes to the Supplemental Consolidated Financial Statements included elsewhere herein for a more detailed discussion of these transactions.
(3) Reflects a pre-tax charge for acquired in-process technology of $10,417,000 relating to the Company's acquisition of GEJAC and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $3,706,000 relating to the Company's acquisitions of ATR and I&S.
(4) Reflects a pre-tax charge for acquired in-process technology of $6,747,000 relating to the Company's acquisition of certain product technologies. Reflects a pre-tax charge of $56,063,000 for restructuring costs. Also reflects a loss from discontinued operations of $1,477,000, net of taxes, relating to Mastering.
(5) Reflects a pre-tax charge for acquired in-process technology of $50,740,000 relating to the Company's acquisition of ProMetrics, the purchase of certain product technologies and other intangible assets from Intel and the purchase of certain other product technologies. Also reflects a pre-tax charge for merger costs of $5,221,000 relating primarily to the Company's acquisition of Vayda.
(6) Reflects a pre-tax charge for acquired in-process technology of $7,005,000 relating to the Company's acquisition of AST and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea, Paradigm and Axis.
(7) Reflects a pre-tax charge of $17,621,000 relating to LBMS restructuring costs.
(8) Reflects a pre-tax charge for acquired in-process technology of $5,085,000 relating to the Company's acquisitions of Software Alternatives, Grateful Data and other product technologies. Also reflects a pre-tax recovery credit of $3,512,000 relating to restructuring activities of LBMS.
(9) Reflects a pre-tax charge for acquired in-process technology of $37,361,000 relating to the Company's acquisitions of VREAM and substantially all of the assets of Access Manager. Also reflects a pre-tax charge of $2,203,000 relating to Logic Works restructuring costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This Form 8-K contains certain "forward-looking statements" (as defined in Section 21E of the Exchange Act) that reflect the Company's expectations regarding its future growth, results of operations, performance and business prospects and opportunities. Words such as "anticipates," "believes," "plans," "expects," "estimates" and similar expressions have been used to identify these forward-looking statements, but are not the exclusive means of identifying these statements. These statements reflect the Company's current beliefs and are based on information currently available to the Company. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause the Company's actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include the Company's ability to develop and market existing and acquired products for the IT infrastructure market; the Company's ability to successfully integrate its acquired products, services and businesses and continue its acquisition strategy; the Company's ability to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the IT infrastructure and professional services markets; currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business; risks associated with conducting a consulting services business; general economic and business conditions, which may reduce or delay customers' purchases of the Company's products and services; charges and costs related to acquisitions; and the Company's ability to protect its proprietary software rights from infringement or misappropriation, to maintain or enhance its relationships with relational database vendors, and to attract and retain key employees. The Company is not obligated to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           AS OF DECEMBER 31,
                                                           --------------------
                         ASSETS                              1997       1996
                         ------                            ---------  ---------
Current assets:
  Cash and cash equivalents..............................  $ 233,024  $ 178,661
  Short-term investment securities.......................     79,699     75,827
  Trade accounts receivable, net of allowances of $4,788
   and $5,415............................................    227,964    180,801
  Installment accounts receivable, net of allowances of
   $878 and $395.........................................     30,043     13,603
  Net current assets of discontinued operations..........        --       4,268
  Accrued interest and other current assets..............     37,090     14,979
  Refundable income taxes................................        753        733
                                                           ---------  ---------
    Total current assets.................................    608,573    468,872
                                                           ---------  ---------
Non-current investment securities........................     45,481      2,135
Property and equipment, net..............................     92,165     79,420
Purchased and developed software, net....................    117,213     83,032
Excess of cost over net assets acquired, net of
 accumulated amortization of $15,975 and $10,610.........     52,759     37,382
Non-current installment receivables, net of allowances of
 $1,616 and $816.........................................     21,912     21,665
Net long-term assets of discontinued operations..........        --       9,789
Other assets.............................................     34,804     34,373
                                                           ---------  ---------
    Total assets.........................................  $ 972,907  $ 736,668
                                                           =========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Acquisition-related payables...........................  $  15,717  $   7,872
  Income taxes payable...................................      4,165      2,446
  Accounts payable.......................................     23,294     19,214
  Accrued commissions and bonuses........................     16,237     13,395
  Accrued royalties......................................      7,215      3,913
  Accrued restructuring costs............................      7,391      3,096
  Other accrued liabilities..............................     51,946     38,270
  Current maturities of long-term obligations............      1,619      4,027
  Deferred revenue.......................................    128,326     94,090
                                                           ---------  ---------
    Total current liabilities............................    255,910    186,323
                                                           ---------  ---------
Acquisition-related payables.............................     18,320      2,502
Deferred revenue.........................................     60,435     38,674
Deferred rent............................................      6,197      8,360
Accrued restructuring costs..............................     21,930      7,867
Long-term obligations, net of current maturities.........    267,239    117,198
                                                           ---------  ---------
    Total liabilities....................................    630,031    360,924
                                                           ---------  ---------
Stockholders' equity:
  Class II preferred stock, $.01 par value; authorized
   10,000 shares, none issued and outstanding............        --         --
  Subscribed Class II preferred stock, $.01 par value;
   1,768 shares subscribed in 1997.......................         18        --
  Common stock, $.001 par value; authorized 180,000
   shares, issued and outstanding 80,239 and 76,195......         80         76
  Paid-in capital........................................    691,609    605,177
  Accumulated deficit....................................   (352,450)  (246,262)
  Unrealized holding gains on marketable securities......      8,466     17,814
  Foreign currency translation adjustment................     (4,847)    (1,061)
                                                           ---------  ---------
    Total stockholders' equity...........................    342,876    375,744
                                                           ---------  ---------
    Total liabilities and stockholders' equity...........  $ 972,907  $ 736,668
                                                           =========  =========

   See accompanying notes to supplemental consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 YEARS ENDED DECEMBER 31,
                                               -------------------------------
                                                 1997       1996       1995
                                               ---------  ---------  ---------
Revenues:
  Software products........................... $ 410,369  $ 289,125  $ 208,929
  Maintenance.................................   139,912    114,579     88,602
  Professional services.......................   188,599    149,780    110,894
                                               ---------  ---------  ---------
    Total revenues............................   738,880    553,484    408,425
                                               ---------  ---------  ---------
Costs and expenses:
  Professional services.......................   170,851    145,445    111,658
  Product development and support.............   203,499    170,153    107,739
  Sales and marketing.........................   263,989    218,435    152,384
  General and administrative..................    70,022     49,515     42,727
  Restructuring charges.......................    55,829     16,312        --
  Merger costs................................     8,927      5,782     31,287
  Acquired in-process technology..............    67,904     49,451     88,493
                                               ---------  ---------  ---------
    Total costs and expenses..................   841,021    655,093    534,288
                                               ---------  ---------  ---------
Operating loss................................  (102,141)  (101,609)  (125,863)
Other income, net.............................    20,497      8,075      4,623
                                               ---------  ---------  ---------
Loss from continuing operations before income
 taxes........................................   (81,644)   (93,534)  (121,240)
Income taxes..................................    23,459     (9,752)   (10,814)
                                               ---------  ---------  ---------
Net loss from continuing operations...........  (105,103)   (83,782)  (110,426)
Discontinued operations:
  Loss from discontinued operations, net of
   tax benefit of $1,196, $2,721 and $0.......    (1,858)    (3,610)    (3,441)
  Gain (loss) on disposal, net of tax expense
   of $394, $40 and $0........................       833        198       (350)
                                               ---------  ---------  ---------
    Total discontinued operations.............    (1,025)    (3,412)    (3,791)
                                               ---------  ---------  ---------
Net loss...................................... $(106,128) $ (87,194) $(114,217)
                                               =========  =========  =========
Net loss per share............................   $ (1.36)   $ (1.21)   $ (2.10)
                                               =========  =========  =========
Shares used in computing per share amounts....    78,072     71,919     54,349


   See accompanying notes to supplemental consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                       YEARS ENDED DECEMBER 31,
                          ----------------------------------------------------
                                1997              1996              1995
                          ----------------  ----------------  ----------------
                          SHARES  AMOUNT    SHARES  AMOUNT    SHARES  AMOUNT
                          ------ ---------  ------ ---------  ------ ---------
Preferred stock:
 Balance at beginning of
  year...................    --  $     --      --  $     --      --  $     --
 Stock subscribed........  1,768        18     --        --      --        --
                          ------ ---------  ------ ---------  ------ ---------
   Balance at end of
    year.................  1,768 $      18     --  $     --      --  $     --
                          ====== =========  ====== =========  ====== =========
Common stock:
 Balance at beginning of
  year................... 76,195 $      76  67,788 $      68  47,189 $      47
 Exercise of stock
  options................  1,609         2     892         1     993         1
 Issuance of common
  stock under Stock
  Purchase Plan..........    973         1     282       --      --        --
 Issuance of common
  stock..................  1,461         1   7,233         7  19,606        20
 Conversion of
  subordinated notes.....      1       --      --        --      --        --
                          ------ ---------  ------ ---------  ------ ---------
   Balance at end of
    year................. 80,239 $      80  76,195 $      76  67,788 $      68
                          ====== =========  ====== =========  ====== =========
Paid-in capital:
 Balance at beginning of
  year...................        $ 605,177         $ 497,865         $ 205,612
 Exercise of stock
  options................           10,690             4,152             6,582
 Income tax benefit
  related to stock
  options................            3,233             1,297               352
 Issuance of common
  stock under Stock
  Purchase Plan..........           12,503             2,791               --
 Issuance of common
  stock..................           18,173            99,207           285,318
 Preferred stock
  subscribed.............           41,848               --                --
 Amortization of shelf
  registration costs.....              (25)             (135)              --
 Conversion of
  subordinated notes.....               10               --                --
 Adjustment to conform
  fiscal years of pooled
  businesses.............              --                --                  1
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $ 691,609         $ 605,177         $ 497,865
                                 =========         =========         =========
Notes receivable:
 Balance at beginning of
  year...................        $     --          $    (515)        $    (333)
 Issuance of notes
  receivable.............              --                --               (200)
 Repayment of notes
  receivable.............              --                --                 18
 Reclassification to
  other assets...........              --                515               --
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $     --          $     --          $    (515)
                                 =========         =========         =========
Accumulated deficit:
 Balance at beginning of
  year...................        $(246,262)        $(157,967)        $ (42,139)
 Net loss................         (106,128)          (87,194)         (114,217)
 Adjustment for
  immaterial pooled
  businesses.............            1,014                45               --
 Other...................              --             (1,006)             (387)
 Adjustment to conform
  fiscal years of pooled
  businesses.............           (1,074)             (140)           (1,224)
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $(352,450)        $(246,262)        $(157,967)
                                 =========         =========         =========
Unrealized appreciation
 in marketable
 securities:
 Balance at beginning of
  year...................        $  17,814         $       6         $     --
 Change in unrealized
  holding gains, net of
  tax....................           (9,348)           17,808                 6
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $   8,466         $  17,814         $       6
                                 =========         =========         =========
Foreign currency
 translation adjustment:
 Balance at beginning of
  year...................        $  (1,061)        $   1,033         $     387
 Translation adjustment..           (3,786)           (2,094)              646
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $  (4,847)        $  (1,061)        $   1,033
                                 =========         =========         =========
 Total stockholders'
  equity.................        $ 342,876         $ 375,744         $ 340,490
                                 =========         =========         =========

   See accompanying notes to supplemental consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1997       1996      1995
                                                 ---------  --------  ---------
Cash flows from operating activities:
  Net loss.....................................  $(106,128) $(87,194) $(114,217)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization..............     62,288    43,549     26,393
    Acquired in-process technology.............     67,904    49,451     88,493
    Net write-off of fixed assets, capitalized
     software and other intangible assets in
     conjunction with the restructuring plan...     18,197     3,440        --
    Gain on sale of discontinued operations....     (6,709)      --         --
    Unrealized holding gains on marketable
     equity securities.........................    (12,590)     (923)        (6)
    Realized net gain on sales of investment
     securities................................     (7,566)   (1,032)      (332)
    Write-off of capitalized software in
     connection with product stabilization and
     mergers...................................        --        654      1,183
    Noncash compensation.......................        100       421        716
  Sales of trading securities..................      9,489       --         --
  Changes in assets and liabilities, net of
   acquisitions:
    Trade and installment receivables..........    (60,684)  (68,614)   (58,703)
    Deferred income taxes......................     15,649   (21,238)   (13,748)
    Accrued interest and other current assets..    (12,979)   (2,619)    (4,152)
    Accounts payable and accrued liabilities...     34,668     2,638      7,136
    Deferred revenue...........................     55,338    62,566     21,919
    Income taxes payable.......................      3,573     1,390      3,540
    Other......................................    (11,308)    4,906     16,071
                                                 ---------  --------  ---------
      Net cash provided by (used in) operating
       activities..............................     49,242   (12,605)   (25,707)
                                                 ---------  --------  ---------
Cash flows from investing activities:
  Purchases of investment securities...........    (91,423)  (55,188)   (71,701)
  Sales of investment securities...............     15,789    43,763     75,519
  Maturities of investment securities..........     24,383     5,846     10,753
  Purchases of property and equipment, net.....    (37,824)  (45,172)   (44,528)
  Proceeds from the sale of discontinued
   operations..................................     17,500       --         --
  Purchased and developed software.............    (63,781)  (42,354)   (20,742)
  Payments for acquisitions....................    (19,338)  (18,095)  (104,315)
  Other assets.................................     (1,598)   (4,038)      (891)
                                                 ---------  --------  ---------
      Net cash used in investing activities....   (156,292) (115,238)  (155,905)
                                                 ---------  --------  ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net
   of issuance costs...........................        --     49,973    241,486
  Proceeds from issuance of convertible notes,
   net of issuance costs.......................    144,967   110,783        --
  Proceeds from exercise of stock options and
   Stock Purchase Plan.........................     23,196     6,944      6,583
  Proceeds from borrowings.....................        --      1,465     10,624
  Payments on borrowings.......................     (5,189)  (10,404)    (9,386)
  Other........................................       (487)   (1,109)    (3,479)
                                                 ---------  --------  ---------
      Net cash provided by financing
       activities..............................    162,487   157,652    245,828
                                                 ---------  --------  ---------
Adjustment to conform fiscal years of pooled
 businesses....................................     (1,074)     (140)    (2,203)
                                                 ---------  --------  ---------
Net increase in cash and cash equivalents......     54,363    29,669     62,013
Cash and cash equivalents at beginning of year.    178,661   148,992     86,979
                                                 ---------  --------  ---------
Cash and cash equivalents at end of year.......  $ 233,024  $178,661  $ 148,992
                                                 =========  ========  =========

   See accompanying notes to supplemental consolidated financial statements.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Operations

  PLATINUM technology, inc. and its subsidiaries (collectively, the "Company" or "PLATINUM") develop, market and support software products, and provide related professional services, that help organizations manage and improve their information technology ("IT") infrastructures, which consist of data, systems and applications. The Company's products and services help IT departments, primarily in large and data-intensive organizations, minimize risk, improve service levels and leverage information to make better business decisions. The Company's products typically perform fundamental functions such as automating operations, maintaining the operating efficiency of systems and applications and ensuring data access and integrity. The Company currently develops software products through its four business units: database management, systems management, application infrastructure management and data warehousing and decision support. The Company markets and supports its products and services principally through its own sales organization, including an international network of wholly-owned subsidiaries.

 Use of Estimates

  In preparing the supplemental consolidated financial statements in conformity with generally accepted accounting principles, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Principles of Consolidation

  The supplemental consolidated financial statements include the accounts of PLATINUM technology, inc. and its subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

 Revenue Recognition

  Revenues from software product sales of perpetual and fixed-term license agreements are recognized upon product delivery and customer acceptance, when all significant contractual obligations are satisfied and the collection of the resulting receivables is reasonably assured. Software product sales under extended payment terms are discounted to present value. Revenues from maintenance fees implicit in software product sales or separately priced maintenance agreements are recognized on a straight-line basis over the maintenance period.

  Professional service revenues are derived from the Company's consulting services business and educational programs. These revenues are comprised of both time and material contracts and fixed-price contracts. Time and material contract revenues are recognized as services are performed. Fixed-price contract revenues are recognized based on the percentage-of-completion method.

 Cash Equivalents and Investment Securities

  Cash equivalents are comprised of highly liquid investments with original maturities of three months or less. Investment securities consist primarily of state and municipal bonds with original maturities generally ranging from four to thirty years, corporate bonds with original maturities of less than one year and marketable equity securities. The Company classifies its investment securities as either available-for-sale or trading and reports them at fair value. The supplemental consolidated financial statements reflect investment securities classified as held-to-maturity which were acquired through the Company's acquisition of Mastering, Inc. ("Mastering"), as discussed in Note 2.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. Trading securities represent those securities which the Company intends to buy or sell in the near term for the purpose of generating profits on increases in market values. For available-for-sale securities, unrealized holding gains and losses, net of income taxes, are reported as a separate component of stockholders' equity. For trading securities, unrealized holding gains and losses are reflected in pre-tax earnings. For securities transferred from available-for-sale to the trading classification, any unrealized holding gains or losses at the date of transfer are recognized in pre-tax earnings immediately.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, generally three to seven years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the asset.

 Purchased and Developed Software

  Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing and documentation, are capitalized.

  Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally four years, using the straight-line method. This method generally results in greater amortization expense per year than the method based on the ratio of current year gross product revenue to current and anticipated future gross product revenue. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

 Excess of Cost Over Net Assets Acquired

  Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to 10 years. Adjustments to the carrying value of excess of cost over net assets acquired are made if the sum of expected future net cash flows from the business acquired is less than book value.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period of enactment.

 Fair Value of Financial Instruments and Long-Lived Assets

  The Company has reviewed the following financial instruments and determined that their fair values approximated their carrying values as of December 31, 1997: cash and cash equivalents; trade and installment receivables; accrued interest and other current assets; refundable income taxes; acquisition-related payables;

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES accounts payable and other accrued liabilities; and long-term obligations, excluding convertible subordinated notes. Investment securities are discussed in Note 3, and convertible subordinated notes are discussed in Note 12.

  On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," under which the Company has reviewed long-lived assets and certain intangible assets and determined that their carrying values as of December 31, 1997 are recoverable in future periods.

 Earnings Per Share

  In the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which established new methods for computing and presenting earnings per share ("EPS") and replaced the presentation of primary and fully-diluted EPS with basic ("Basic") and diluted EPS. Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents. Because the Company reported a net loss for the years ended December 31, 1997, 1996 and 1995, per share amounts have been presented under the Basic method only.

  Had the Company reported net earnings for the years ended December 31, 1997, 1996 and 1995, the weighted average number of shares outstanding would have potentially been diluted by the following common equivalent securities (not assuming the effects of applying the treasury stock method to outstanding stock options or the if-converted method to convertible securities):

                                                   1997       1996      1995
                                                ---------- ---------- ---------
      Stock options............................ 14,925,000 12,814,000 9,727,000
      Convertible subordinated notes (November
       1996)...................................  8,243,000    962,000       --
      Convertible subordinated notes (December
       1997)...................................    231,000        --        --
                                                ---------- ---------- ---------
                                                23,399,000 13,776,000 9,727,000
                                                ========== ========== =========

  Additionally, net earnings applicable to common stockholders for the years ended December 31, 1997 and 1996 would have been increased by adding back interest expense, net of income taxes, related to the convertible subordinated notes of $5,870,000 and $501,000, respectively.

 Foreign Currency Translation and Transactions

  The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the supplemental consolidated statement of operations.

 Derivative Financial Instruments

  In the ordinary course of business, the Company enters into forward exchange contracts to minimize the short-term impact of foreign currency fluctuations on assets and liabilities denominated in currencies other than the functional currency of the reporting entity. All foreign exchange forward contracts designated and effective as hedges of firm commitments are treated as hedges, as required by generally accepted accounting principles.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Forward exchange contracts are reported at fair value within short-term investment securities. Fair values of forward exchange contracts are determined using published rates. Gains and losses on the forward exchange contracts are included in other income and expense and offset foreign exchange gains and losses from the revaluation of intercompany balances denominated in currencies other than the functional currency of the reporting entity. Realized and unrealized holding gains and losses on the forward exchange contracts are reported within operating activities in the statement of cash flows.

 Stock-Based Compensation

  On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize the compensation expense associated with the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and earnings per share disclosures as if the fair value method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.

 Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities

  On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The Company sells installment receivables to third party finance companies in the normal course of business. During 1997, all such transactions were accounted for as sales in accordance with SFAS No. 125.

 Supplemental Cash Flow Disclosure

  Income tax refunds received by the Company amounted to $524,000, $307,000 and $933,000 in 1997, 1996 and 1995, respectively. Cash paid for income taxes in 1997, 1996 and 1995 was $2,877,000, $3,642,000 and $1,403,000,
respectively. Cash paid for interest in 1997, 1996 and 1995 was $8,603,000, $1,206,000 and $1,653,000, respectively.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to the 1997 presentation.

2. ACQUISITIONS

 Poolings of Interests

  On June 15, 1995, the Company acquired all of the outstanding capital stock of Software Interfaces, Inc. ("SII"), a leading provider of data access, reporting and data conversion utilities for relational and non-relational database management systems, in exchange for 1,085,450 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), which had a market value, based upon the trading price of the Common Stock on the Nasdaq National Market ("Market Value"), of approximately $20,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 14,377 shares of Common Stock.

  On August 9, 1995, the Company acquired all of the outstanding capital stock and warrants of Answer Systems, Inc. ("Answer"), a pioneer in client/server help desk solutions, in exchange for 1,567,946 shares of Common Stock, which had a Market Value of approximately $38,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 42,176 shares of Common Stock.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  On August 16, 1995, the Company acquired all of the outstanding capital stock of Locus Computing Corporation ("Locus"), a leading provider of consulting services for information technology users and suppliers, in exchange for 1,452,445 shares of Common Stock, which had a Market Value of approximately $33,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 231,905 shares of Common Stock.

  On August 23, 1995, the Company acquired all of the outstanding capital stock of Altai, Inc. ("Altai"), a vendor of integrated automated operations software for open computing, in exchange for 1,098,295 shares of Common Stock, which had a Market Value of approximately $23,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 52,696 shares of Common Stock.

  On August 25, 1995, the Company acquired all of the outstanding capital stock of Trinzic Corporation ("Trinzic"), a major provider of data warehousing and open systems tools and services, in exchange for 6,654,484 shares of Common Stock, which had a Market Value of approximately $150,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 620,948 shares of Common Stock.

  On November 17, 1995, the Company acquired all of the outstanding capital stock of Softool Corporation ("Softool"), a leading provider of software change and configuration management technology, in exchange for 1,452,708 shares of Common Stock, which had a Market Value of approximately $25,000,000 at the time of the acquisition.

  On February 8, 1996, the Company acquired all of the outstanding capital stock of Prodea Software Corporation ("Prodea"), a leading provider of data warehousing and business intelligence tools, in exchange for 2,126,913 shares of Common Stock, which had a Market Value of approximately $36,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 212,427 shares of Common Stock.

  On March 26, 1996, the Company acquired all of the outstanding capital stock of Paradigm Systems Corporation ("Paradigm"), a leading provider of information technology consulting services, in exchange for 762,503 shares of Common Stock, which had a Market Value of approximately $12,800,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 87,912 shares of Common Stock.

  On March 29, 1996, the Company acquired all of the outstanding capital stock of Axis Systems International, Inc. ("Axis"), a leading provider of information technology consulting services, in exchange for 319,926 shares of Common Stock, which had a Market Value of approximately $6,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 59,986 shares of Common Stock.

  On January 31, 1997, the Company acquired all of the outstanding capital stock of Australian Technology Resources Pty Limited ("ATR"), a leading provider of information technology consulting services, in exchange for 313,784 shares of Common Stock, which had a Market Value of approximately $5,000,000 at the time of the acquisition.

  On February 28, 1997, the Company acquired all of the outstanding capital stock of I&S Informationstechnik and Services GmbH ("I&S"), a leading provider of information technology consulting services, in exchange for 1,089,867 shares of Common Stock, which had a Market Value of approximately $17,200,000 at the time of the acquisition.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  On April 21, 1998, the Company acquired all of the outstanding capital stock of Mastering, a leading provider of information technology training, in exchange for 6,497,094 shares of Common Stock, which had a Market Value of approximately $168,100,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 2,193,219 shares of Common Stock.

  On May 12, 1998, the Company acquired all of the outstanding capital stock of Learmonth and Burchett Management Systems Plc ("LBMS"), a leading provider of process management solutions, in exchange for 2,775,897 shares of Common Stock, which had a Market Value of approximately $71,900,000 at the time of the acquisition. In addition, the Company exchanged options to purchase 430,736 shares of Common Stock for outstanding LBMS stock options.

  On May 28, 1998, the Company acquired all of the outstanding capital stock of Logic Works, Inc. ("Logic Works"), a leading provider of data modeling tools, in exchange for 7,466,981 shares of Common Stock, which had a Market Value of approximately $198,342,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 1,159,591 shares of Common Stock.

  Each of the aforementioned transactions was accounted for as a pooling of interests and, accordingly, the supplemental consolidated financial statements have been restated as if the combining companies had been combined for all periods presented. Merger costs relating to the acquisitions consummated in 1997, 1996 and 1995 amounted to $8,927,000, $5,782,000 and $31,287,000, respectively, of which $3,155,000 and $353,000 were included in other accrued liabilities at December 31, 1997 and 1996, respectively. These costs included investment banking and other professional fees, write-downs of certain assets, employee severance payments, costs of closing excess office facilities and various other expenses.

  The following information reconciles total revenues and net loss of PLATINUM technology, inc. as previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 with the amounts presented in the accompanying supplemental consolidated statements of operations for the years ended December 31, 1997, 1996 and 1995.

                                      1997                1996                1995
                               -------------------  -----------------  -------------------
                                        NET INCOME                              NET INCOME
                               REVENUES   (LOSS)    REVENUES NET LOSS  REVENUES   (LOSS)
                               -------- ----------  -------- --------  -------- ----------
                                                    (IN THOUSANDS)
      PLATINUM(1)............. $623,503 $(117,784)  $468,065 $(64,922) $326,411 $(111,567)
      Mastering...............   40,966     2,581     21,018   (2,892)   10,168    (3,273)
      LBMS....................   23,897     4,469     21,861  (16,318)   41,158      (784)
      Logic Works.............   50,514     4,606     42,540   (3,062)   30,688     1,407(2)
                               -------- ---------   -------- --------  -------- ---------
          Total............... $738,880 $(106,128)  $553,484 $(87,194) $408,425 $(114,217)
                               ======== =========   ======== ========  ======== =========

--------
(1) Represents the historical results of PLATINUM technology, inc. without considering the effect of the poolings of interests consummated during 1998. All merger costs and acquired in-process technology charges are reflected in the historical results of PLATINUM.
(2) Represents historical Logic Works net income for the year ended December 31, 1995 before the effects of preferred stock cash dividends and the accretion of a preferred stock redemption requirement.

  The supplemental consolidated statement of operations for the year ended December 31, 1997 reflects the impact of LBMS' operating results for the three months ended April 30, 1997, which are also included in the year ended December 31, 1996 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of LBMS included more than once were $6,188,000 and $1,074,000, respectively.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The supplemental consolidated statement of operations for the year ended December 31, 1996 reflects the impact of ATR's operating results for the six months ended June 30, 1996, which are also included in the year ended December 31, 1995 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of ATR included more than once were $5,061,000 and $140,000, respectively.

  The supplemental consolidated statement of operations for the year ended December 31, 1995 reflects the impact of Trinzic's operating results for the quarter ended March 31, 1995, which are also included in the year ended December 31, 1994 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of Trinzic included more than once were $12,553,000 and $215,000, respectively.

  The supplemental consolidated statement of operations for the year ended December 31, 1995 reflects the impact of certain operating results included more than once, due to the differences in reporting periods of Altai and Locus relative to that of PLATINUM. The revenues and net income of Altai included more than once were $2,514,000 and $441,100, respectively. The revenue and net income of Locus included more than once were $3,197,000 and $568,000, respectively.

  During 1996, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company did not restate the consolidated financial statements to reflect the results of this entity for the periods preceding the acquisition. As a result, the retained earnings of this entity were recorded as of the acquisition date, causing a $45,000 adjustment to the Company's accumulated deficit in 1996. This adjustment is reflected in the supplemental consolidated statement of stockholders' equity.

  On November 26, 1997, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company acquired all of the outstanding capital stock of Vayda Consulting, Inc. ("Vayda"), a leading provider of information technology consulting services, in exchange for 580,231 shares of Common Stock, which had a Market Value of approximately $15,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 67,937 shares of Common Stock. The Company did not restate the supplemental consolidated financial statements to reflect the results of Vayda for the periods preceding the acquisition. As a result, the retained earnings of Vayda were recorded as of the acquisition date, causing an adjustment of $1,014,000 to the Company's accumulated deficit in 1997. This adjustment is reflected in the supplemental consolidated statement of stockholders' equity.

PURCHASE TRANSACTIONS

  The Company has also made a number of acquisitions that have been accounted for under the purchase method. Accordingly, purchase prices have been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Amounts allocated to acquired in-process technology have been expensed at the time of acquisition. Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. The supplemental consolidated statements of operations reflect the results of operations of the purchased companies since the effective dates of the acquisitions.

  To determine the fair market value of the acquired in-process technology, the Company considered the three traditional approaches of value: the cost approach, the market approach and the income approach. The Company relied primarily on the income approach, whereupon fair market value is a function of the future revenues expected to be generated by an asset, net of all allocable expenses and charges for the use of contributory assets. The future net revenue stream is discounted to present value based upon the specific level of risk associated with achieving the forecasted asset earnings. The income approach focuses on the income producing capability of the acquired assets and best represents the present value of the future economic benefits expected to be derived from these assets.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The Company determined that the acquired in-process technologies had not reached technological feasibility based on the status of design and development activities that required further refinement and testing. The development activities required to complete the acquired in-process technologies included additional coding, cross-platform porting and validation, quality assurance procedures and customer beta testing.

  The acquired technologies represent unique and emerging technologies, the application of which is limited to the Company's IT infrastructure strategy. Accordingly, these acquired technologies have no alternative future use.

  Effective March 1995, the Company acquired all of the outstanding capital stock of SQL Software Corporation ("SQL"), a provider of Windows-based development tools for managing multiple relational databases, for approximately $2,000,000; the assets of Viatech Development, Inc. ("Viatech"), a provider of electronic distribution tools, for approximately $5,300,000; and the assets of BrownStone Solutions, Inc. ("BrownStone"), a vendor of repository technology, for approximately $6,300,000. Also effective March 1995, the Company acquired all of the outstanding capital stock of RELTECH Group, Inc. ("Reltech"), a vendor of repository technology, for approximately $9,800,000 in cash plus 318,453 shares of Common Stock, which had a Market Value of approximately $7,500,000 at the time of the acquisition.

  Effective July 1995, the Company acquired all of the outstanding capital stock of Advanced Software Concepts, Inc. ("ASC"), a leading provider of distributed storage network management solutions for heterogeneous environments, for approximately $7,000,000.

  Effective November 1995, the Company acquired substantially all of the assets of ProtoSoft, Inc. ("ProtoSoft"), a pioneer in portable, object-oriented analysis and design software for building enterprise-wide applications and the developer of Paradigm Plus, for approximately $30,000,000 in cash plus 582,121 shares of Common Stock, which had a Market Value of approximately $10,000,000 at the time of the acquisition.

  Effective December 1995, the Company purchased all of the outstanding capital stock of AIB Software Corporation ("AIB"), a leader in multi-platform application development and testing tools, for approximately $2,200,000 in cash plus 478,045 shares of Common Stock, which had a Market Value of approximately $9,000,000 at the time of the acquisition; Protellicess Software, Inc. ("Protellicess"), a leader in enterprise project and process management software, in exchange for 822,077 shares of Common Stock, which had a Market Value of approximately $15,000,000 at the time of the acquisition; and BMS Computer, Inc. ("BMS"), a leader in integrated chargeback systems that provide job accounting, chargeback, cost analysis and resource reporting for heterogeneous environments, for approximately $6,900,000. In conjunction with the acquisitions of AIB and Protellicess, the Company assumed stock options which converted into options to purchase 116,144 and 128,320 shares of Common Stock, respectively.

  During 1995, the Company also acquired certain software technologies with an aggregate purchase price of approximately $10,227,000.

  Internationally, during 1995, the Company acquired Echo-Soft Technologies Sarl, a software sales and consulting firm located in France, Krystal Software SA, an international affiliate of the Company in France, and Sequel UK Ltd., an international affiliate of the Company in the United Kingdom. The Company also terminated its agreements with four other international affiliates and established wholly-owned subsidiaries for these operations. The aggregate price for these transactions was approximately $11,563,000.

  Effective January 1996, the Company acquired all of the outstanding capital stock of Advanced Systems Technologies, Inc. ("AST"), a leading developer of performance management tools, in exchange for approximately $445,000 in cash plus 344,640 shares of Common Stock, which had a Market Value of approximately $5,800,000 at the time of the acquisition.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Effective July 1996, the Company acquired all of the outstanding capital stock of Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), a leading provider of production scheduling software, for approximately $1,900,000. Also effective July 1996, the Company acquired all of the outstanding capital stock of Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data"), a Year 2000 solution provider, for $100,000 in cash plus 333,333 shares of Common Stock, which had a Market Value of approximately $4,000,000 at the time of the acquisition.

  Effective December 1996, the Company acquired all of the outstanding capital stock of VREAM, Inc. ("VREAM"), a leading provider of virtual reality software for the World Wide Web and other interactive environments, in exchange for 760,383 shares of Common Stock, which had a Market Value of approximately $10,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 70,257 shares of Common Stock.

  During 1996, the Company also acquired certain software technologies for an aggregate purchase price of approximately $3,513,000.

  Internationally, effective December 1996, the Company acquired substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"), a leading provider of single-sign-on security computer software for enterprise computing technology, in exchange for 2,286,222 shares of Common Stock, which had a Market Value of approximately $30,000,000 at the time of the acquisition.

  Effective February 1997, the Company acquired all of the outstanding capital stock of GEJAC, Inc. ("GEJAC"), a leading provider of UNIX and NT charge-back software, in exchange for 412,801 shares of Common Stock, which had a Market Value of approximately $6,800,000 at the time of the acquisition.

  Internationally, effective October 1997, the Company acquired all of the outstanding capital stock of ProMetrics Group Limited ("ProMetrics"), a leading provider of productivity management software, in exchange for approximately $8,000,000 in cash plus 364,396 shares of Common Stock, which had a Market Value of approximately $9,500,000 at the time of the acquisition, plus contingent consideration of approximately $11,000,000, as specified in the acquisition agreement. The Company's issuance of Common Stock was substantially used to retire approximately $7,000,000 of assumed debt under the acquisition agreement.

  On December 23, 1997, the Company and Intel Corporation ("Intel") entered into certain agreements providing for the sale and license to the Company by Intel of certain product technologies and the payment to the Company by Intel of certain cash consideration. In exchange, the Company agreed to issue to Intel 1,768,421 shares of the Company's Class II Series B Preferred Stock ("Preferred Stock"), which had a Market Value of approximately $42,000,000 on the date of the agreement, and to distribute certain products manufactured by Intel. Additionally, the Company licensed certain product technologies to Intel.

  During 1997, the Company also acquired certain other software technologies for an aggregate purchase price of approximately $6,800,000.

  The following unaudited pro forma summary presents the Company's results of operations as if the acquisitions accounted for as purchases had occurred at the beginning of each period. This summary is provided

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES for informational purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of results that may occur in the future.

                                                            1997        1996
                                                         ----------  ----------
                                                         (IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)
        Revenues........................................ $  747,527  $  570,875
        Net loss........................................   (108,775)    (96,125)
        Net loss per share..............................      (1.39)      (1.34)

  The Company estimates aggregate payments for acquisition-related payables in connection with the acquisitions described above to be $15,717,000, $17,682,000 and $638,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

  The Company may be required to make additional payments in future years to various former owners of acquired businesses based upon the attainment of certain operating results by such businesses. The amount of these payments was not determinable at December 31, 1997. Additional payments will be charged to compensation expense or recorded as an adjustment to the respective purchase price in the periods in which such payments are determinable.

3. INVESTMENT SECURITIES

  At December 31, 1997, the Company classified its marketable debt and equity securities as either available-for-sale, trading or held-to-maturity. Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. Trading securities represent those securities which the Company intends to buy or sell in the near term for the purpose of generating profits on increases in market values. Held-to-maturity securities represent those securities the Company has the ability and intent to hold to maturity. At December 31, 1997, net unrealized holding gains from available-for-sale securities of $14,159,000, reduced by income taxes of approximately $5,693,000, were included as a separate component of stockholders' equity. For the year ended December 31, 1997, available-for-sale securities amounting to $24,972,000 were reclassified to trading securities. The Company reclassified its available-for-sale securities to trading securities during 1997, because the Company intended to sell the securities at various dates in the near future to benefit from increases in the market price of those securities. Unrealized holding gains from reclassified securities of approximately $19,829,000, previously reported as a separate component of stockholders' equity in the amount of $11,897,000 (net of income taxes), were recognized in pre-tax earnings for the year ended December 31, 1997. The Company sold a portion of its trading securities during 1997 and consequently reclassified the corresponding unrealized gains to realized gains. For the year ended December 31, 1997, the Company reported unrealized holding gains of approximately $12,590,000 in pre-tax earnings.

  During 1996, certain cost-basis equity investments became marketable equity securities and were reclassified as either available-for-sale or trading. The Company owns equity interests in certain technology companies that executed initial public offerings during 1996. As a result, the Company reclassified these investments based upon future trading intentions. The cost and unrealized gain, net of income taxes, on the investment transferred to the available-for-sale classification were approximately $8,383,000 and $17,805,000, respectively. The cost and unrealized gain on the investment transferred to the trading classification were approximately $1,125,000 and $920,000, respectively.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities at December 31, 1997 were as follows:

                                              DECEMBER 31, 1997
                              -------------------------------------------------
                                            GROSS         GROSS
                              AMORTIZED  UNREALIZED     UNREALIZED
                                COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                              --------- ------------- -------------- ----------
                                               (IN THOUSANDS)
     Current:
       Available-for-sale--
         U.S. Government
          securities.........  $ 9,395     $    25        $ --        $ 9,420
         State and municipal
          bonds..............   10,294          16          (36)       10,274
         Corporate bonds.....   15,208          26           (7)       15,227
         Marketable equity
          securities.........    3,675      13,770          --         17,445
                               -------     -------        -----       -------
                                38,572      13,837          (43)       52,366
                               -------     -------        -----       -------
       Trading securities--
         Marketable equity
          securities.........    4,338      13,867         (351)       17,854
       Held-to-maturity--
         U.S. Government
          securities.........    9,479          15          --          9,494
                               -------     -------        -----       -------
                               $52,389     $27,719        $(394)      $79,714
                               =======     =======        =====       =======
     Non-current:
       Available-for-sale--
         State and municipal
          bonds..............  $25,498     $    55        $ --        $25,553
       Held-to-maturity--
         U.S. Government
          securities.........   19,928          33          --         19,961
                               -------     -------        -----       -------
                               $45,426     $    88        $ --        $45,514
                               =======     =======        =====       =======

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities at December 31, 1996 were as follows:

                                              DECEMBER 31, 1996
                              -------------------------------------------------
                                            GROSS         GROSS
                              AMORTIZED  UNREALIZED     UNREALIZED
                                COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                              --------- ------------- -------------- ----------
                                               (IN THOUSANDS)
     Current:
       Available-for-sale--
         U.S. Government
          securities.........  $ 1,338     $    22         $--        $ 1,360
         State and municipal
          bonds..............    6,204           3          --          6,207
         Corporate bonds.....    2,950         --            (4)        2,946
         Marketable equity
          securities.........    8,383      29,923          --         38,306
                               -------     -------         ----       -------
                                18,875      29,948           (4)       48,819
                               -------     -------         ----       -------
       Trading securities--
         Marketable equity
          securities.........    1,125         920          --          2,045
       Held-to-maturity--
         U.S. Government
          securities.........   24,963         --            (3)       24,960
                               -------     -------         ----       -------
                               $44,963     $30,868         $ (7)      $75,824
                               =======     =======         ====       =======
     Non-current:
       Available-for-sale--
         State and municipal
          bonds..............  $ 2,122     $    51         $(38)      $ 2,135
                               =======     =======         ====       =======

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The contractual maturities of debt securities at December 31, 1997 were as follows:

                                                                    FAIR VALUE
                                                                  --------------
                                                                  (IN THOUSANDS)
      Due within one year........................................    $44,415
      Due after one year through five years......................     20,377
      Due after five years.......................................     25,137
                                                                     -------
                                                                     $89,929
                                                                     =======

  Using the specific identification method, the gross realized gains and gross realized losses on the sale of available-for-sale securities were approximately $44,000 and $0, respectively, for the year ended December 31, 1997, $1,032,000 and $0, respectively, for the year ended December 31, 1996 and $467,000 and $(135,000), respectively, for the year ended December 31, 1995. For the year ended December 31, 1997, the Company also sold investments classified as trading securities. Gross realized gains and gross realized losses related to these sales were $7,522,000 and $0, respectively.

4. PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
      Land................................................... $  1,450 $    --
      Real Estate............................................       98       98
      Furniture and fixtures.................................   36,309   30,303
      Computers and software.................................   75,171   68,106
      Transportation.........................................   11,497    8,169
      Leasehold improvements.................................   28,810   22,359
                                                              -------- --------
                                                               153,335  129,035
      Less accumulated depreciation and amortization.........   61,170   49,615
                                                              -------- --------
                                                              $ 92,165 $ 79,420
                                                              ======== ========

5. PURCHASED AND DEVELOPED SOFTWARE

  Purchased and developed software consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
      Purchased software..................................... $ 48,301 $ 35,461
      Software development costs.............................  141,690   89,400
                                                              -------- --------
                                                               189,991  124,861
      Less accumulated amortization..........................   72,778   41,829
                                                              -------- --------
                                                              $117,213 $ 83,032
                                                              ======== ========

  During the years ended December 31, 1997, 1996 and 1995, $62,504,000, $38,555,000 and $19,867,000, respectively, of software development costs were capitalized. The Company recognized amortization expense applicable to internally developed capitalized software of $21,361,000, $11,309,000 and $6,276,000 during 1997, 1996 and 1995, respectively. The Company recognized amortization expense applicable to purchased software of $9,588,000, $6,497,000 and $3,200,000 during 1997, 1996 and 1995, respectively. During
1997, the Company wrote-off $10,214,000 of capitalized software development costs and $1,450,000 of purchased software related to the restructuring plan executed in May 1997. During 1996, the Company wrote off $654,000 of capitalized software development costs related to certain AIB, SII and other product technologies.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

6. INSTALLMENT ACCOUNTS RECEIVABLE

  Installment accounts receivable consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              --------  -------
                                                               (IN THOUSANDS)
      Current installment receivables........................ $ 42,753  $19,763
      Allowance for uncollectible amounts....................     (878)    (395)
      Deferred maintenance fees..............................  (10,124)  (5,058)
      Unamortized discounts..................................   (1,708)    (707)
                                                              --------  -------
                                                              $ 30,043  $13,603
                                                              ========  =======
      Non-current installment receivables.................... $ 58,889  $40,827
      Allowance for uncollectible amounts....................   (1,616)    (816)
      Deferred maintenance fees..............................  (27,603) (16,347)
      Unamortized discounts..................................   (7,758)  (1,999)
                                                              --------  -------
                                                              $ 21,912  $21,665
                                                              ========  =======

  Installment accounts receivable represent amounts collectible on long-term financing arrangements and include fees for product licenses, upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three to five years and are recorded net of unamortized discounts, deferred maintenance fees and allowances for uncollectible amounts.

  The Company sells a significant portion of its installment receivables to third parties. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance to an obligation, which was previously reflected as a reduction of the related installment receivable balance. The deferred maintenance is recognized ratably into income over the term of the maintenance agreement.

  Proceeds from the sale of installment receivables for 1997, 1996 and 1995 were approximately $206,916,000, $129,328,000 and $2,903,000, respectively.
There were no accounts receivable sold with recourse for the year ended December 31, 1997. Accounts receivable sold with recourse were $19,373,000 for the year ended December 31, 1996. As of December 31, 1997, there were no potential recourse obligations for accounts receivable sold with recourse. In addition to accounts receivable sold with recourse, the Company has an agreement with a third party that provides for potential recourse obligations in the form of a loss pool based on the performance of the related accounts receivable portfolio. Based on the terms of that agreement, potential recourse obligations at December 31, 1997 were $14,632,000. Based on the credit ratings of the underlying obligors to the accounts receivable and the performance history of the accounts receivable portfolio, the Company has assessed the exposure related to these recourse obligations and determined the potential liability to be minimal. The fair market value of the recourse obligations at December 31, 1997 was not determinable.

7. EMPLOYEE BENEFIT PLANS

  The Company has various defined contribution retirement plans (401(k) and profit sharing) for qualified employees. Employer contributions made under the plans totaled $1,846,000, $1,189,000 and $647,000 in 1997, 1996 and 1995,
respectively.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

8. LINES OF CREDIT

  At December 31, 1997, the Company had unsecured bank lines of credit for an aggregate of $57,500,000, under which borrowings bear interest at rates ranging from approximately LIBOR plus 1% to the bank's prime rate plus 0.75%. These lines of credit are subject to limitations based upon certain financial covenants. At December 31, 1997, there were no borrowings outstanding under these lines of credit.

  At December 31, 1997, the Company had aggregate letters of credit outstanding for approximately $2,623,000, with expiration dates ranging from March 1998 to December 1998. These letters of credit reduce the balance available under the lines of credit.

9. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

  As of December 31, 1997, the Company had six stock option plans, which are described below, as well as several plans that have been assumed pursuant to acquisitions. The Company applies APB Opinion No. 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its employee stock purchase plan (the "Stock Purchase Plan").

  Had compensation cost for the Company's stock option plans and the Stock Purchase Plan been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below for the years ended December 31, 1997, 1996 and 1995:

                                            1997         1996          1995
                                        ------------  ------------ ------------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
      Net loss:
        As reported....................    $(106,128)    $(87,194)    $(114,217)
        Pro forma......................     (120,149)     (95,432)     (120,349)
      Net loss per share:
        As reported.................... $      (1.36) $     (1.21) $      (2.10)
        Pro forma......................        (1.54)       (1.33)        (2.21)

  Under SFAS No. 123, the pro forma compensation expense related to the Company's stock option plans and Stock Purchase Plan, before effects for income taxes, was approximately $23,575,000, $13,775,000 and $10,309,000 in
1997, 1996 and 1995, respectively.

  Excluding stock option plans assumed pursuant to acquisitions, the Company has six stock option plans ("Company Plans"). The Employee Incentive Compensation Plan, 1994 Stock Incentive Plan, 1991 Option Plan and 1989 Option Plan provide for the granting of options to employees and non-employee directors for up to an aggregate of 16,160,000 shares. The Chief Executive Option Plan provides for the granting of options for up to 1,600,000 shares to the Company's Chief Executive Officer and President. Under the Directors' Option Plan, the Company may grant options for up to 500,000 shares to non-employee directors.

  In general, the options granted under the Company Plans, excluding the Directors' Option Plan, during 1997, 1996 and 1995, have similar provisions. Under these plans, the Company has granted both non-qualified and incentive stock options. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant, have a legal life of ten years, and typically vest in equal annual installments over a four-year period beginning one year from the date of grant. Certain options granted prior to 1995 have a legal life of fifteen years. The specific provisions of any grant are determined by the Compensation Committee of the Board of Directors or another designated committee.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Under the Directors' Option Plan, only non-qualified options have been granted. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant and have a legal life of ten years. The options granted in 1995 under this plan vested immediately, while those granted in 1996 and 1997 vest annually over a three-year period beginning one year from the date of grant.

  As discussed in Note 2, the Company has assumed various option grants related to certain acquisitions. The assumption of these option grants resulted in the deemed issuance by the Company of options for 1,603,835, 1,723,316 and 2,131,351 shares in 1997, 1996 and 1995, respectively. The options assumed reflect outstanding options at the time of acquisition. The provisions of the assumed options are generally the same as those provided for in the original option agreements.

  In 1996, the Company began offering the Stock Purchase Plan to its employees who work more than 20 hours per week. Under this plan, the Company is authorized to issue up to 5,000,000 shares (excluding shares assumed to be issued pursuant to acquisitions) of Common Stock. Under terms of the Stock Purchase Plan and current policies of the administrative committee, employees may elect each year to withhold between one and 50 percent of their cash compensation through regular payroll deductions to purchase Common Stock, subject to Internal Revenue Service limitations. The purchase price of the stock is 85 percent of the lower of the price at the grant date, which is the beginning of the plan year (March 1, or September 1 for employees with a start date between March 1 and August 31) or the exercise date, which is the end of each plan quarter (February 28, May 31, August 31 and November 30). As of December 31, 1997, approximately 50% of eligible employees were participating in the Stock Purchase Plan. Under the Stock Purchase Plan, the Company sold 985,755 and 281,725 shares to employees in 1997 and 1996, respectively (including amounts relating to acquired companies).

  The fair value of the stock option grants is estimated using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for stock option grants in 1997, 1996 and 1995, respectively: weighted average option price, which equals the fair market value at date of grant, of $14.96, $14.24 and $12.94; expected dividend yields of 0% for all years; expected volatility of 61%, 55% and 55%; risk-free interest rates of 5.66%, 6.37% and 6.12%; and an expected life of five years for all years. The fair value of the employees' purchase rights pursuant to the Stock Purchase Plan are estimated using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for purchase rights granted in 1997 and 1996, respectively: average fair market value of $13.75 and $10.75; average option price of $11.69 and $9.14; expected dividend yield of 0% for both years; expected volatility of 61% and 51%; average risk-free interest rate of 5.52% and 5.42%; and expected life of three months for both years.

  Stock option plan activity during the years ended December 31, 1997, 1996 and 1995 was as follows:

                                 1997                 1996                 1995
                          -------------------- -------------------- --------------------
                                      WEIGHTED             WEIGHTED             WEIGHTED
                                      AVERAGE              AVERAGE              AVERAGE
                                      EXERCISE             EXERCISE             EXERCISE
     FIXED OPTIONS          SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
     -------------        ----------  -------- ----------  -------- ----------  --------
Outstanding at Beginning
 of year................  14,150,997   $11.99  11,477,651   $10.71   7,976,847   $9.03
Granted.................   4,993,131    14.96   5,022,673    14.24   4,899,247   12.94
Exercised...............  (1,850,215)   11.55  (1,446,151)   11.16    (850,221)   7.48
Canceled................  (1,595,100)    9.70    (903,176)    9.61    (548,222)  11.20
                          ----------           ----------           ----------
Outstanding at end of
 year...................  15,698,813    13.21  14,150,997    11.99  11,477,651   10.71
                          ==========           ==========           ==========
Options exercisable at
 year-end...............   7,298,672            6,891,404            5,779,310
                          ==========           ==========           ==========
Weighted-average fair
 value of options
 granted during the
 year...................  $     9.68           $     6.94           $    12.30

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                           OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                     -------------------------------- -------------------
                                 WEIGHTED-
                                   AVG.     WEIGHTED-           WEIGHTED-
        RANGE OF                 REMAINING    AVG.                AVG.
        EXERCISE     NUMBER OF  CONTRACTUAL EXERCISE  NUMBER OF EXERCISE
         PRICES        SHARES      LIFE       PRICE    SHARES     PRICE
        --------     ---------  ----------- --------- --------- ---------
      $  .00-- 9.63   2,348,543 5.94 years   $ 4.66   1,653,879  $ 4.31
        9.75--12.38   3,662,534 7.63          11.08   1,361,202   10.78
       12.50--13.92   3,935,693 7.94          13.27   1,466,303   13.21
       14.00--18.25   4,235,540 7.99          16.10   2,105,667   16.18
       18.31--36.40   1,516,503 8.30          23.33     711,621   23.98
                     ----------                       ---------
                     15,698,813 7.62          13.21   7,298,672   12.65
                     ==========                       =========


  During 1997, a wholly-owned subsidiary of the Company adopted a fixed stock option plan (the "1997 Option Plan"). The 1997 Option Plan provides for the granting of options to employees for up to an aggregate of 7,500,000 shares of the subsidiary's common stock. Under this plan, the subsidiary has granted non-qualified stock options. These options have an exercise price equal to the fair market value of the subsidiary's stock on the date of grant, have a legal life of ten years and vest on the sixth anniversary of the grant date. Options granted under the 1997 Option Plan are exercisable in shares of the subsidiary's common stock and are not convertible to the Company's Common Stock. During 1997, the subsidiary granted 5,170,000 options at a fair market value of $0.92. For the year ended December 31, 1997, 247,500 options were canceled. The weighted-average grant date fair value of these options was $0.33 using the Minimum Value option-pricing method and a risk-free interest rate of 5.80%.

10. PREFERRED STOCK

  On December 23, 1997, the Company agreed, pursuant to a stock purchase agreement, to issue to Intel 1,768,421 shares of its Preferred Stock, which had a fair market value of approximately $42,000,000 on the date of subscription, in exchange for certain product technologies and other intangible assets. The shares of Preferred Stock were subscribed for as of December 31, 1997 and subsequently issued on January 14, 1998.

  The holders of the Preferred Stock have the option to convert, at any time, each share of Preferred Stock into one share of Common Stock. Each share of Preferred Stock will automatically convert into one share of Common Stock upon the transfer by any holder of Preferred Stock in a non-permitted transfer. In the event of a liquidation of the Company, the holders of the Preferred Stock are entitled to receive $23.75 per share plus the amount of any declared but unpaid dividends. The conversion and liquidation terms are subject to adjustment based upon subsequent changes in equity interests.

  As of December 31, 1997, the Company had reserved 1,768,421 shares of its authorized Common Stock to be issued upon conversion of the Preferred Stock.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

11. INCOME TAXES

  Income (loss) from continuing operations before income taxes for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                    1997      1996      1995
                                                  --------  --------  ---------
                                                        (IN THOUSANDS)
      U.S........................................ $(98,309) $(74,457) $(125,895)
      Non-U.S....................................   16,665   (19,077)     4,655
                                                  --------  --------  ---------
          Total.................................. $(81,644) $(93,534) $(121,240)
                                                  ========  ========  =========

  Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                      1997     1996      1995
                                                     -------  -------  --------
                                                          (IN THOUSANDS)
      Current:
        Federal..................................... $ 3,939  $ 1,562  $  1,741
        State.......................................   1,159      336       419
        Foreign.....................................   2,309    1,987       642
      Deferred:
        Federal.....................................  22,221   (9,458)   (8,511)
        State.......................................  (3,539)  (4,179)   (5,105)
        Foreign.....................................  (2,630)     --        --
                                                     -------  -------  --------
                                                     $23,459  $(9,752) $(10,814)
                                                     =======  =======  ========

  The reconciliation of income taxes computed using the Federal statutory rate of 35% to the income tax provision is as follows for the years ended December 31, 1997, 1996 and 1995:

                                                    1997      1996      1995
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
      Income tax computed at statutory rate...... $(28,576) $(32,737) $(42,434)
      State income tax, net of Federal tax
       benefit...................................   (2,532)   (3,693)   (4,748)
      Research and experimentation credits.......   (3,882)   (1,720)   (1,213)
      Foreign tax credit.........................     (117)      (59)     (239)
      Foreign taxes..............................    1,271       751       240
      Foreign sales corporation..................     (557)   (1,036)     (294)
      Municipal interest.........................      (80)     (289)     (554)
      Stock acquisitions.........................    9,953     6,281    11,450
      Nondeductible merger costs.................      730     2,414     4,625
      Change in valuation allowance..............   43,365    12,549    22,939
      Other......................................    3,884     7,787      (586)
                                                  --------  --------  --------
      Effective tax.............................. $ 23,459  $ (9,752) $(10,814)
                                                  ========  ========  ========

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 1997 and 1996 were as follows:

                                                              1997       1996
                                                            ---------  --------
                                                              (IN THOUSANDS)
      Deferred tax assets:
        Deferred revenue................................... $   6,419  $  1,152
        Allowance for doubtful accounts....................       670       876
        Net operating loss carryforwards...................   125,005   102,645
        Foreign net operating losses.......................     2,630       --
        General business, AMT and state tax credits........    13,981     9,704
        Foreign tax credits................................       952     1,138
        Accrued expenses and reserves......................    13,031     4,091
        Rent abatement.....................................     2,471     1,957
        Fixed assets.......................................       444       602
        Intangibles........................................       469       --
        Deferred compensation..............................       --        193
        Other..............................................     9,185     9,854
                                                            ---------  --------
          Total gross deferred tax assets..................   175,257   132,212
        Less valuation allowance...........................  (113,933)  (70,568)
                                                            ---------  --------
          Net deferred tax assets..........................    61,324    61,644
                                                            ---------  --------
      Deferred tax liabilities:
        Capitalized software, net..........................    36,420    23,908
        Installment sales..................................       819       826
        Depreciation and amortization......................       502       459
        Deferred revenue...................................       524       235
        Acquired technology................................     1,000     3,124
        Unrealized gain on marketable equity securities....    11,161    12,499
        Other..............................................       --        223
                                                            ---------  --------
          Total gross deferred tax liabilities.............    50,426    41,274
                                                            ---------  --------
          Net deferred tax asset........................... $  10,898  $ 20,370
                                                            =========  ========

  The net change in the valuation allowance during 1997, 1996 and 1995 was an increase of $43,365,000, $12,549,000 and $22,939,000, respectively.

  The Company has reduced gross deferred tax assets by a valuation allowance to reflect the estimated amount of deferred tax assets which will, more likely than not, be realized. The net deferred tax asset at December 31, 1997 reflects management's estimate of the amount that will be realized as a result of future profitability. The amount of the deferred tax asset considered realizable could be reduced if estimates of future taxable income are reduced.

  At December 31, 1997, the Company had approximately $308,900,000 of net operating loss carryforwards and $14,600,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any, through the year 2012. The Company's ability to utilize the net operating loss carryforwards and available tax credits may be limited due to changes in ownership as a result of business combinations.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

12. CONVERTIBLE SUBORDINATED NOTES

  In November 1996, the Company issued $115,000,000 of convertible subordinated notes (the "1996 Notes") due November 15, 2001, bearing interest at 6.75% annually. Interest is payable semi-annually on May 15 and November
15. The holders of the Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing November 15, 1999 at 102.7% of their principal amount and during the twelve-month period commencing November 15, 2000 at 101.35% of their principal amount. During 1997, $10,000 of the 1996 Notes were converted to Common Stock. As of December 31, 1997, $114,990,000 of the 1996 Notes were outstanding.

  The Company estimated the fair value of the 1996 Notes as of December 31, 1997 at approximately $236,879,000, based upon their trading price on the Nasdaq SmallCap Market on that date.

  In December 1997, the Company issued $150,000,000 of convertible subordinated notes (the "1997 Notes") due December 15, 2002, bearing interest at 6.25% annually. Interest is payable semi-annually on June 15 and December 15, commencing June 15, 1998. The holders of the 1997 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $36.05 per share. The 1997 Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing December 15, 2000 at 102.5% of their principal amount and during the twelve-month period commencing December 15, 2001 at 101.25% of their principal amount. As of December 31, 1997, $150,000,000 of the 1997 Notes were outstanding.

  The Company estimated the fair value of the 1997 Notes as of December 31, 1997 at approximately $159,375,000, based upon their bid price in the convertible debentures market on that date.

  For the years ended December 31, 1998, 1999, 2000, 2001 and 2002, aggregate annual maturities of the 1996 Notes and the 1997 Notes are $0, $0, $0, $114,990,000 and $150,000,000, respectively.

13. RESTRUCTURING

  In August 1996, the Company's wholly-owned subsidiary, LBMS (acquired as of May 12, 1998), executed a plan to restructure its operations. During the second half of 1996, LBMS recorded a restructuring charge of $14,109,000, net of $3,512,000 in sublease rentals and recoveries from the sale of a product line. The restructuring charge was comprised primarily of abandoned lease costs, severance and other personnel costs and write-offs of excess equipment and other assets. During 1997, LBMS recorded a restructuring benefit of $1,490,000 related to sublease rental activity. This benefit was offset against the Company's restructuring charge recorded in 1997, as discussed below.

  In the fourth quarter of 1996, the Company's wholly-owned subsidiary, Logic Works (acquired as of May 28, 1998), implemented a restructuring plan to streamline its operations by reducing its workforce, consolidating and reorganizing certain operations and writing off certain fixed assets and other impaired assets. The plan included the closing and moving of several offices and the termination of approximately 25 employees across all departments. Logic Works recorded a charge of $2,203,000 relating to this restructuring.

  In May 1997, the Company executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from businesses acquired over the previous three years. The Company also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, the

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

Company reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions primarily in the areas of product development and support, marketing and inside sales and, to a lesser extent, professional services and administration.

  The Company recorded a restructuring charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following expenses: facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; write-offs of excess equipment, furniture and fixtures; write-offs of capitalized software costs and other intangible assets related to the termination of development efforts for certain discontinued products, as well as penalties for the cancellation of distributorship agreements for such products; and severance and other employee-related costs of the terminated staff.

  The following table summarizes the Company's restructuring activity for the year ended December 31, 1997 and 1996:

                                              INTANGIBLES
                                              ASSETS AND
                                               PENALTIES
                                    SEVERANCE     FOR     PROPERTY
                           EXCESS      AND     CANCELLED     AND
                         FACILITIES BENEFITS  AGREEMENTS  EQUIPMENT  TOTAL
                         ---------- --------- ----------- --------- -------
                                           (IN THOUSANDS)
Total accrued restructuring costs at December 31, 1995............. $ 1,068
                                                                    =======
1996 restructuring
 charges:
  Cash-related charges..  $ 7,021    $ 4,388    $ 1,463    $  --    $12,872
  Non-cash charges......      --         --         368     3,072     3,440
                          -------    -------    -------    ------   -------
                          $ 7,021    $ 4,388    $ 1,831    $3,072    16,312
                          =======    =======    =======    ======
Payments made in 1996..............................................  (2,977)
Write-offs taken in 1996...........................................  (3,440)
                                                                    -------
  Total accrued restructuring costs at December 31, 1996...........  10,963
Less current portion...............................................   3,096
                                                                    -------
Long-term accrued restructuring costs.............................. $ 7,867
                                                                    =======
1997 restructuring
 charges:
  Cash-related charges..  $24,032    $10,364    $ 3,236    $  --    $37,632
  Non-cash charges......   (1,490)       --      16,177     3,510    18,197
                          -------    -------    -------    ------   -------
                          $22,542    $10,364    $19,413    $3,510    55,829
                          =======    =======    =======    ======
Payments made in 1997.............................................. (17,784)
Write-offs taken in 1997........................................... (18,197)
Recoveries incurred in 1997........................................  (1,490)
                                                                    -------
Total accrued restructuring costs at December 31, 1997.............  29,321
Less current portion...............................................   7,391
                                                                    -------
Long-term accrued restructuring costs.............................. $21,930
                                                                    =======

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

14. DERIVATIVE FINANCIAL INSTRUMENTS

  The Company conducts business on a global basis in numerous major international currencies and is, therefore, exposed to adverse movements in foreign currency exchange rates. The Company has established a foreign currency hedging program utilizing forward foreign exchange contracts to reduce certain currency exposures. These contracts hedge exposures associated with nonfunctional currency assets and liabilities denominated in Japanese, Australian, numerous Asian and various European currencies. At the present time, the Company hedges only those currency exposures associated with certain nonfunctional currency assets and liabilities resulting from intercompany balances and does not generally hedge anticipated foreign currency cash flows. The Company does not enter into forward exchange contracts for trading purposes.

  Gains and losses on the foreign currency forward exchange contracts are included in other income and offset foreign exchange gains and losses from the revaluation of intercompany balances denominated in currencies other than the functional currency of the reporting entity. The Company's forward contracts generally have original maturities of one month.

  The table below provides information as of December 31, 1997 about the Company's foreign currency forward exchange contracts, including notional values of outstanding forward contracts purchased and sold and the unrealized gains or losses recorded for each contract.

                                             NOTIONAL
                                               VALUE    NOTIONAL    UNREALIZED
                                             PURCHASED VALUE SOLD GAINS (LOSSES)
                                             --------- ---------- --------------
                                                       (IN THOUSANDS)
      European currencies...................  $4,407    $(20,649)     $(173)
      Asian currencies......................     --         (412)         4
      Japanese Yen..........................     --         (972)         4
      Australian Dollar.....................     --         (338)        11
                                              ------    --------      -----
          Total.............................  $4,407    $(22,371)     $(154)
                                              ======    ========      =====

  While the notional or contract amounts of the Company's forward exchange contracts provide one measure of the volume of these transactions, they do not represent the Company's full exposure to credit risk. The Company faces additional risks if the banking counterparties are unable to meet the terms of the agreements. The Company has established policies to minimize such risks and will only execute forward exchange contracts with major financial institutions. The Company has assessed the potential exposure related to default by such institutions to be minimal.

15. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases office space and certain computer and telecommunications equipment under long-term lease agreements expiring through the year 2016. Total future minimum lease payments under noncancelable leases are as follows:

                                            AMOUNT
                                        --------------
                                        (IN THOUSANDS)
             1998......................    $ 45,116
             1999......................      36,860
             2000......................      27,852
             2001......................      23,103
             2002 and thereafter.......      50,507
                                           --------
                 Total.................    $183,438
                                           ========

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Future minimum lease payments have not been reduced by minimum sublease rentals of $603,000 due in the future under noncancelable subleases. Total rent expense under all operating leases, net of insignificant sublease rental income, amounted to $35,798,000, $26,116,000 and $18,778,000 in 1997, 1996 and
1995, respectively.

LITIGATION

  The Company is subject to certain legal proceedings and claims that have arisen in the ordinary course of business and have not been fully adjudicated. Management currently believes the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations or financial position.

16. OTHER INCOME, NET

  Other income (expense), net, for the years ended December 31, 1997, 1996 and 1995 is comprised of the following:

                                                        1997     1996    1995
                                                       -------  ------  ------
                                                          (IN THOUSANDS)
      Interest income................................. $ 9,200  $8,691  $6,020
      Interest expense................................  (9,314) (2,254) (1,602)
      Foreign exchange gains (losses).................     597    (301)     51
      Net realized gains on sales of investments......   7,566   1,032     332
      Unrealized gains on marketable equity
       securities.....................................  12,590     923       6
      Other...........................................    (142)    (16)   (184)
                                                       -------  ------  ------
                                                       $20,497  $8,075  $4,623
                                                       =======  ======  ======

17. SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in one industry segment. The Company markets and services its products in the United States and in foreign countries through its direct sales organization and affiliates (which are non-controlled product representatives).

  The following table presents information about the Company by geographic area for the years ended December 31, 1997, 1996 and 1995. Export sales and certain income and expense items are reported in the geographic area where the final sale is made rather than where the transaction originates.

                                        DOMESTIC    EUROPE    OTHER     TOTAL
                                        ---------  --------  -------  ---------
                                                   (IN THOUSANDS)
      1997
        Revenues....................... $ 548,845  $127,438  $62,597  $ 738,880
        Operating income (loss)........  (118,806)    4,934   11,731   (102,141)
        Identifiable assets............   802,949   108,541   61,417    972,907
      1996
        Revenues....................... $ 399,127  $104,633  $49,724  $ 553,484
        Operating loss.................   (82,532)  (13,938)  (5,139)  (101,609)
        Identifiable assets............   614,448    85,288   36,932    736,668
      1995
        Revenues....................... $ 283,658  $ 80,232  $44,535  $ 408,425
        Operating income (loss)........  (130,518)    5,154     (499)  (125,863)
        Identifiable assets............   436,864    64,286   28,465    529,615

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The revenues and operating income (loss) amounts above exclude the effect of intercompany royalties. The domestic operating losses in 1997, 1996 and 1995 include all merger costs, restructuring costs and acquired in-process technology charges.

  No single customer accounted for 10% or more of total revenues in 1997, 1996 or 1995.

18. DISCONTINUED OPERATIONS

  On July 29, 1997, Mastering, a wholly-owned subsidiary of the Company (acquired as of April 21, 1998), announced its intention to dispose of its outdoor media business segment. On September 16, 1997, Mastering sold the assets of its outdoor media business segment for approximately $4,000,000 in cash and approximately $600,000 in notes receivable, resulting in a pre-tax gain of approximately $1,100,000. Mastering approved the disposition of the outdoor media business segment, including a plan for Mastering to identify potential buyers, on May 17, 1997. As a result, the segment is accounted for as a discontinued operation in the supplemental consolidated financial statements for all periods presented, with a measurement date of May 17, 1997.

  The following table presents approximate revenues and net income (loss) for the outdoor media business segment for the period of January 1, 1997 to September 16, 1997 and the years ended December 31, 1996 and 1995:

                                                           FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                       JANUARY 1, 1997 TO ---------------------
                                       SEPTEMBER 16, 1997    1996       1995
                                       ------------------ ---------- ----------
                                                    (IN THOUSANDS)
      Revenues........................     $2,100,000     $3,900,000 $4,000,000
      Net income (loss)...............       (200,000)       500,000   (600,000)

  Included in the net loss for the period of January 1, 1997 to September 16, 1997 is approximately $200,000 of costs related to the sale of the segment. The net loss for the period of May 18, 1997 to September 16, 1997 was approximately $800,000.

  On July 29, 1997, Mastering announced its intention to dispose of its interactive business segment. On September 26, 1997, Mastering sold the assets of its interactive business segment for $13,500,000 in cash and the right to future payments contingent on the segment's future earnings, resulting in a pre-tax gain of approximately $5,600,000. As result of this transaction, the interactive business segment is accounted for as a discontinued operation in the supplemental consolidated financial statements for all periods presented, with a measurement date of July 28, 1997.

  The following table presents approximate revenues and net loss for the interactive business segment for the period of January 1, 1997 to September 26, 1997 and the years ended December 31, 1996 and 1995:

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                     JANUARY 1, 1997 TO -----------------------
                                     SEPTEMBER 26, 1997    1996         1995
                                     ------------------ -----------  ----------
                                                  (IN THOUSANDS)
      Revenues......................    $13,000,000     $14,300,000  $6,700,000
      Net loss......................     (5,100,000)     (4,100,000) (2,600,000)

  Included in the net loss for the period of January 1, 1997 to September 26, 1997 is approximately $1,500,000 of costs related to the organizational realignment and the sale of the interactive business segment. The net loss for the period of July 29, 1997 to September 26, 1997 was approximately $2,600,000.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  Mastering sold the following assets and was relieved of the following liabilities related to the outdoor media and interactive business segments at their respective sale dates:

      Assets:
        Current assets
          Accounts receivable, net................................. $ 3,938,000
          Other current assets.....................................   2,345,000
                                                                    -----------
            Total current assets...................................   6,283,000
                                                                    -----------
          Property, plant and equipment, net.......................   5,711,000
          Goodwill and other assets, net...........................   3,389,000
                                                                    -----------
            Total assets...........................................  15,383,000
                                                                    -----------
      Liabilities:
        Current liabilities
          Accounts payable.........................................     778,000
          Accrued liabilities......................................   1,764,000
          Other current liabilities................................   1,148,000
                                                                    -----------
            Total current liabilities..............................   3,690,000
                                                                    -----------
          Non-current liabilities..................................     277,000
                                                                    -----------
            Total liabilities......................................   3,967,000
                                                                    -----------
      Net Assets Sold.............................................. $11,416,000
                                                                    ===========

  Effective June 30, 1995, Mastering discontinued the operations of Production Masters, Inc. ("PMI"), a company that operated an audio and video post-production studio. The assets were sold to a third party for approximately $700,000, and all proceeds from the liquidation of the assets were paid to the previous owner of the PMI business in satisfaction of all acquisition-related liabilities. As a result, the operations of PMI through its disposition have been reflected as discontinued operations in the supplemental consolidated financial statements for all periods presented. Mastering recorded a loss on the disposal of this segment of approximately $350,000, consisting of approximately $58,000 to write down the segment's assets and $292,000 of payroll and other operating costs incurred from the measurement date through the date of final disposition. In addition, during 1995, Mastering recorded approximately $294,000 for losses from PMI operations prior to the measurement date. During 1996, Mastering recorded a gain of $198,000, net of income taxes, from discontinued operations, representing the settlement of certain contingencies related to the PMI business segment.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
PLATINUM technology, inc.:

  We have audited the accompanying supplemental consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996 and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Mastering, Inc. and Logic Works, Inc., wholly-owned subsidiaries, which statements reflect total assets constituting 13 percent and 14 percent in 1997 and 1996, respectively, and total revenues constituting 12 percent, 12 percent and 10 percent in 1997, 1996 and 1995, respectively, of the related supplemental consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, in so far as it relates to the amounts for Mastering, Inc. and Logic Works, Inc., is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The supplemental consolidated financial statements give retroactive effect to the mergers of PLATINUM technology, inc. and Mastering, Inc. on April 21, 1998, Learmonth and Burchett Management Systems Plc on May 12, 1998 and Logic Works, Inc. on May 28, 1998, which have been accounted for as poolings of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the dates of consummation. However, they will become the historical consolidated financial statements of PLATINUM technology, inc. and subsidiaries after financial statements covering the dates of consummation of the business combinations are issued.

  In our opinion, based on our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the dates of consummation of the business combinations.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois
May 28, 1998

                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of
PLATINUM technology, inc.:

  Under date of May 28, 1998, we reported on the supplemental consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, as contained in this Current Report on Form 8-K. Our report is based in part on the reports of other auditors. In connection with our audits of the aforementioned supplemental consolidated financial statements, we also audited the related supplemental consolidated financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

  In our opinion, based on our audits and the reports of the other auditors, such supplemental consolidated financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois
May 28, 1998

                            SUPPLEMENTAL SCHEDULE II

                           PLATINUM TECHNOLOGY, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

    ALLOWANCE FOR DOUBTFUL
           ACCOUNTS
  FOR TRADE AND INSTALLMENT    BEGINNING   BAD DEBT                   ENDING
         RECEIVABLES            BALANCE     EXPENSE    WRITE-OFFS    BALANCE
  -------------------------    ---------- ----------- ------------  ----------
Year ended December 31, 1997.. $6,626,000 $13,095,000 $(12,439,000) $7,282,000
Year ended December 31, 1996..  4,643,000   3,303,000   (1,320,000)  6,626,000
Year ended December 31, 1995..  2,020,000   3,942,000   (1,319,000)  4,643,000

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PLATINUM technology, inc.

                                                 /s/ Larry S. Freedman
                                          By: _________________________________
                                                     Larry S. Freedman
                                              Senior Vice President, General
                                                   Counsel and Secretary

Dated: August 4, 1998

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                ITEM
  -------                               ----
 23.1      Consent of KPMG Peat Marwick LLP with respect to the Company's financial statements.
           Consent of Arthur Andersen LLP with respect to Mastering's fi-
 23.2      nancial statements.
           Consent of Ernst & Young LLP with respect to Logic Works' fi-
 23.3      nancial statements.
 27        Financial Data Schedule.
           Report of Arthur Andersen LLP on Mastering's financial state-
 99.1      ments.
           Report of Ernst & Young LLP on Logic Works' financial state-
 99.2      ments.